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Filed Pursuant to Rule 424(b)(3)
Registration No. 333-216804

PROSPECTUS

Activision Blizzard, Inc.

         Offer to exchange $650,000,000 aggregate principal amount of 2.300% Senior Notes due 2021 (the "old 2021 Notes") for $650,000,000 aggregate principal amount of 2.300% Senior Notes due 2021 (the "new 2021 Notes"); and

         Offer to exchange $850,000,000 aggregate principal amount of 3.400% Senior Notes due 2026 (the "old 2026 Notes," and together with the old 2021 Notes, the "old notes") for $850,000,000 aggregate principal amount of 3.400% Senior Notes due 2026 (the "new 2026 Notes," and together with the new 2021 Notes, the "new notes").

         The new notes have been registered under the Securities Act of 1933, as amended (the "Securities Act").

         The exchange offer will expire at 5:00 p.m., New York City time, on May 30, 2017 (the "expiration date"), unless we extend the exchange offer with respect to one or both series in our sole and absolute discretion.

         Terms of the exchange offer:

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  We will exchange the applicable series of new notes for all outstanding old notes that are validly tendered and not withdrawn prior to the expiration or termination of the exchange offer.

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  You may withdraw tenders of old notes at any time prior to the expiration or termination of the exchange offer.

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  The terms of the new notes are substantially identical to those of the applicable outstanding old notes, except that the transfer restrictions, payment of additional interest and registration rights relating to the old notes do not apply to the new notes.

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  The exchange of old notes for new notes will not be a taxable transaction for U.S. federal income tax purposes. You should see the discussion under the caption "U.S. Federal Income Tax Considerations" for more information.

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  We will not receive any proceeds from the exchange offer.

         We issued the old notes in a transaction not requiring registration under the Securities Act, and as a result, their transfer is restricted. We are making the exchange offer to satisfy your registration rights as a holder of the old notes.

         There is no established trading market for either series of the new notes.

         Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The accompanying letter of transmittal relating to the exchange offer states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of up to 90 days after the expiration date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

         See "Risk Factors" beginning on page 11 of this prospectus and under Part I, Item 1A "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2016 for a discussion of risks you should consider prior to tendering your outstanding old notes for exchange.

         Neither the Securities and Exchange Commission (the "SEC"), nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 1, 2017

        This prospectus incorporates by reference important business and financial information about us that is not included in or delivered with this document. Copies of this information are available without charge to any person to whom this prospectus is delivered, upon written or oral request. Written requests should be sent to:

Activision Blizzard, Inc.
3100 Ocean Park Boulevard
Santa Monica, CA 90405
Attn: Investor Relations

Oral requests should be made by telephoning (310) 255-2000.

        In order to obtain timely delivery, you must request the information no later than May 22, 2017, which is five business days before the expiration date of the exchange offer.

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SUMMARY

        This summary contains basic information about the Company and the exchange offer and highlights selected information contained elsewhere or incorporated by reference into this prospectus. This summary is not complete and does not contain all of the information that is important to you and that you should consider before deciding whether or not to invest in the new notes. For a more complete understanding of the Company and this exchange offer, you should read this prospectus, including any information incorporated by reference into this prospectus, in its entirety. Investing in the new notes involves risks, including without limitation the risks that are described in this prospectus under the heading "Risk Factors" and in the documents incorporated by reference into this prospectus. In this prospectus, the terms "Activision Blizzard," the "Company," "we," "our" and "us" refer to Activision Blizzard, Inc. and all of its consolidated subsidiaries collectively, in each case, except as otherwise specified or the context otherwise requires and the term "Issuer" refers to Activision Blizzard, Inc. and not to any of its subsidiaries.

        Activision Blizzard Inc.'s names, abbreviations thereof, logos, and product and service designators are all either the registered or unregistered trademarks or trade names of Activision Blizzard. All other product or service names are the property of their respective owners.

  The Business

        Activision Blizzard, Inc. is a leading global developer and publisher of interactive entertainment content and services. We develop and distribute content and services across all of the major gaming platforms, including video game consoles, personal computers, and mobile devices.

        The Company was originally incorporated in California in 1979 and was reincorporated in Delaware in December 1992. We are the result of the 2008 business combination (the "Business Combination") by and among the Company (then known as Activision, Inc.), Vivendi S.A., and Vivendi Games, Inc., an indirect wholly-owned subsidiary of Vivendi S.A. In connection with the consummation of the Business Combination, Activision, Inc., was renamed Activision Blizzard, Inc.

        The common stock of Activision Blizzard is traded on The NASDAQ Stock Market under the ticker symbol "ATVI."

        Our principal executive office is located at 3100 Ocean Park Boulevard, Santa Monica, California, 90405, and our telephone number is (310) 255-2000. We maintain a website at http://www.activisionblizzard.com. The information on our website is not incorporated by reference in this prospectus, and you should not consider it a part of this prospectus.

  Recent Developments

        On February 3, 2017, we entered into a sixth amendment to our Credit Agreement, dated October 11, 2013, as amended from time to time (the "Credit Agreement"). The amendment (i) provided for a new tranche of term loans "A" in an aggregate principal amount of $2.55 billion (the "2017 TLA") and (ii) released each of our subsidiary guarantors from their respective guarantee provided under the Credit Agreement. The proceeds of the 2017 TLA, together with additional cash funds on hand, were used to fully prepay the existing $2.7 billion tranche of term loans "A" (the "2016 TLA") outstanding under the credit agreement immediately prior to the effectiveness of the sixth amendment, together with all accrued and unpaid interest thereon. The terms of the 2017 TLA, other than the absence of guarantees, are generally the same as the terms of the 2016 TLA.

        As a result of the release of the guarantees under the Credit Agreement, the guarantees under our Indenture (as defined below) were automatically and unconditionally terminated. As used herein, the term "Credit Facilities" refers to the 2017 TLA, together with the amended revolving credit facility of $250 million provided by the Credit Agreement (the "Revolver").

SUMMARY DESCRIPTION OF THE EXCHANGE OFFER

        On September 19, 2016, we completed the private offering of two series of senior unsecured notes in an aggregate principal amount of $1,500,000,000, consisting of $650,000,000 of 2.300% Senior Notes due 2021 and $850,000,000 of 3.400% Senior Notes due 2026. As part of that offering, we entered into a registration rights agreement with the initial purchasers of each series of the old notes. Pursuant to the registration rights agreement, we agreed, among other things, to file a registration statement and deliver this prospectus to you and to use commercially reasonable efforts to complete an exchange offer of registered new notes for the old notes. Below is a summary of the exchange offer.

Old 2021 Notes	2.300% Senior Notes due 2021, which were issued on September 19, 2016.
Old 2026 Notes	3.400% Senior Notes due 2026, which were issued on September 19, 2016.
New 2021 Notes

2.300% Senior Notes due 2021, the issuance of which has been registered under the Securities Act. The form and terms of the new 2021 Notes are identical in all material respects to those of the old 2021 Notes, except that the transfer restrictions, payment of additional interest and registration rights relating to the old 2021 Notes do not apply to the new 2021 Notes.

New 2026 Notes

3.400% Senior Notes due 2026, the issuance of which has been registered under the Securities Act. The form and terms of the new 2026 Notes are identical in all material respects to those of the old 2026 Notes, except that the transfer restrictions, payment of additional interest and registration rights relating to the old 2026 Notes do not apply to the new 2026 Notes.

Exchange Offer for 2021 Notes

We are offering to issue up to $650,000,000 aggregate principal amount of new 2021 Notes in exchange for a like principal amount of old 2021 Notes to satisfy our obligations under the registration rights agreement that was executed when the old 2021 Notes were issued in a transaction in reliance upon the exemptions from registration provided by Rule 144A and Regulation S of the Securities Act.

Exchange Offer for 2026 Notes

We are offering to issue up to $850,000,000 aggregate principal amount of new 2026 Notes in exchange for a like principal amount of old 2026 Notes to satisfy our obligations under the registration rights agreement that was executed when the old 2026 Notes were issued in a transaction in reliance upon the exemptions from registration provided by Rule 144A and Regulation S of the Securities Act.

Expiration Date; Tenders

The exchange offer will expire at 5:00 p.m., New York City time, on May 30, 2017, unless extended with respect to one or both series in our sole and absolute discretion. By tendering your old notes, you represent to us that:

• you are not our "affiliate," as defined in Rule 405 under the Securities Act;

• any new notes you receive in the exchange offer are being acquired by you in the ordinary course of your business;
• neither you nor anyone receiving new notes from you has any arrangement or understanding with any person to participate in a distribution, as defined in the Securities Act, of the new notes;
• you are not holding old notes that have, or are reasonably likely to have, the status of an unsold allotment in the initial offering; and

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if you are a broker-dealer that will receive new notes for your own account in exchange for old notes that were acquired by you as a result of your market-making or other trading activities, you will deliver a prospectus in connection with any resale of the new notes you receive. For further information regarding resales of the new notes by participating broker-dealers, see the discussion under the caption "Plan of Distribution."

Withdrawal; Non-Acceptance

You may withdraw any old notes tendered in the exchange offer of a particular series at any time prior to 5:00 p.m., New York City time, on May 30, 2017. If we decide for any reason not to accept any series of old notes tendered for exchange, the old notes of such series will be returned to the registered holder at our expense promptly after the expiration or termination of the exchange offer. In the case of the old notes tendered by book-entry transfer into the exchange agent's account at The Depository Trust Company ("DTC") any withdrawn or unaccepted old notes will be credited to the tendering holder's account at DTC. For further information regarding the withdrawal of tendered old notes, see "The Exchange Offer—Terms of the Exchange Offer; Period for Tendering Old Notes" and "The Exchange Offer—Withdrawal Rights."

Conditions to the Exchange Offer

The exchange offer is subject to customary conditions, which we may waive with respect to one or both series. See the discussion below under the caption "The Exchange Offer—Conditions to the Exchange Offer" for more information regarding the conditions to the exchange offer.

Procedures for Tendering the Old Notes	You must do one of the following on or prior to the applicable expiration of the exchange offer to participate in the exchange offer:

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tender your old notes by sending the certificates for your old notes, in proper form for transfer, a properly completed and duly executed letter of transmittal, with any required signature guarantees, and all other documents required by the letter of transmittal, to Wells Fargo Bank, National Association, as exchange agent, at one of the addresses listed below under the caption "The Exchange Offer—Exchange Agent;" or

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tender your old notes by using the book-entry transfer procedures described below and transmitting a properly completed and duly executed letter of transmittal, with any required signature guarantees, or an agent's message instead of the letter of transmittal, to the exchange agent. In order for a book-entry transfer to constitute a valid tender of your old notes in the exchange offer, Wells Fargo Bank, National Association, as exchange agent, must receive a confirmation of book-entry transfer of your old notes into the exchange agent's account at DTC prior to the expiration of the exchange offer. For more information regarding the use of book-entry transfer procedures, including a description of the required agent's message, see the discussion below under the caption "The Exchange Offer—Book-Entry Transfers."

Special Procedures for Beneficial Owners

If you are a beneficial owner whose old notes are registered in the name of the broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes in the exchange offer, you should promptly contact the person in whose name the old notes are registered and instruct that person to tender on your behalf. If you wish to tender in the exchange offer on your own behalf, prior to completing and executing the letter of transmittal and delivering your old notes, you must either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the person in whose name the old notes are registered.

U.S. Federal Income Tax Considerations

The exchange of the old notes for new notes in the exchange offer will not be a taxable transaction for United States federal income tax purposes. See the discussion under the caption "U.S. Federal Income Tax Considerations" for more information regarding the tax considerations of the exchange offer.

Use of Proceeds	We will not receive any proceeds from the exchange offer.
Exchange Agent

Wells Fargo Bank, National Association is the exchange agent for the exchange offer. You can find the address and telephone number of the exchange agent below under the caption "The Exchange Offer—Exchange Agent."

Resales

Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties, we believe that the new notes you receive in the exchange offer may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act. However, you will not be able to freely transfer the new notes if:

• you are our "affiliate," as defined in Rule 405 under the Securities Act;
• you are not acquiring the new notes in the exchange offer in the ordinary course of your business;

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you are engaged in or intend to engage in or have an arrangement or understanding with any person to participate in the distribution, as defined in the Securities Act, of the new notes you will receive in the exchange offer; or

• you are holding old notes that have or are reasonably likely to have the status of an unsold allotment in the initial offering.
If you are an affiliate of ours, are engaged in or intend to engage in or have any arrangement or understanding with any person to participate in the distribution of the new notes:
• you cannot rely on the applicable interpretations of the staff of the SEC; and
• you must comply with the registration requirements of the Securities Act in connection with any resale transaction.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The accompanying letter of transmittal relating to the exchange offer states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of up to 90 days after the expiration date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution" for more information.

As a condition to participation in the exchange offer, each holder will be required to represent that it is not our affiliate or a broker-dealer that acquired the old notes directly from us.
Registration Rights Agreement

When the old notes were issued, we entered into a registration rights agreement with the initial purchasers of each series of the old notes. Under the terms of the registration rights agreement, we agreed to use our commercially reasonable efforts to file with the SEC and cause to become effective a registration statement relating to an offer to exchange the old notes for the new notes, and to consummate the exchange offer not later than the 365th day following the closing of the offering of the old notes (the "Exchange Date").

If neither (1) this exchange offer has been consummated on or prior to the Exchange Date with respect to a series of old notes or (2) a shelf registration statement covering resales of such series of old notes has been filed and been declared or otherwise become effective on or prior to the Exchange Date (together, a "registration default"), then additional interest will accrue on the aggregate principal amount of such series of old notes from and including the date on which such registration default has occurred to but excluding the date on which such registration default has been cured. Additional interest will accrue at a rate of 0.25% for the first 90 day period after such date and thereafter it will be increased by an additional 0.25% for each subsequent 90 day period that elapses, provided that the aggregate increase in such annual interest rate may in no event exceed 0.50% per annum over the applicable rate of such series of old notes, i.e. 2.300 and 3.400% in respect of the old 2021 Notes and the old 2026 Notes, respectively.

A copy of the registration rights agreement is filed as an exhibit to the registration statement of which this prospectus forms a part. See "Registration Rights."

CONSEQUENCES OF NOT EXCHANGING OLD NOTES

        If you do not exchange your old notes in the exchange offer, your old notes will continue to be subject to the restrictions on transfer described in the legend on the certificate for your old notes. In general, you may offer or sell your old notes only:

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  if they are registered under the Securities Act and applicable state securities laws;

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  if they are offered or sold under an exemption from registration under the Securities Act and applicable state securities laws; or

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  if they are offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.

        We do not currently intend to register the old notes under the Securities Act. Under some circumstances, however, holders of the old notes whose old notes are or were ineligible to be exchanged in the exchange offer may require us to file and cause to become effective, a shelf registration statement covering resales of old notes by these holders. For more information regarding the consequences of not tendering your old notes and our obligation to file a shelf registration statement, see "The Exchange Offer—Consequences of Exchanging or Failing to Exchange Old Notes."

 SUMMARY DESCRIPTION OF THE NEW NOTES

        The terms of the new notes and those of the outstanding old notes are substantially identical, except that the transfer restrictions, additional interest and registration rights relating to the old notes do not apply to the new notes. For a more complete understanding of the new notes, see "Description of the New Notes."

Terms of the New Notes

New 2021 Notes	Up to $650,000,000 aggregate principal amount of 2.300% senior notes due 2021.
New 2026 Notes	Up to $850,000,000 aggregate principal amount of 3.400% senior notes due 2026.
Maturity Date of New 2021 Notes	September 15, 2021.
Maturity Date of New 2026 Notes	September 15, 2026.
Interest Rates; Interest Payment Dates

March 15 and September 15 of each year after the date of issuance of the new notes, commencing September 15, 2017 (representing the interest payment date following March 15, 2017, the most recent interest payment date on the old notes). Interest will accrue from the most recent interest payment date on the applicable series of old notes, in each case, March 15, 2017, at a rate of 2.300% per annum for the new 2021 Notes and a rate of 3.400% per annum for the new 2026 Notes.

Optional Redemption

At our option, we may redeem some or all of the new notes of any series, at any time and from time to time. If we elect to redeem the new 2021 Notes prior to August 15, 2021 (the date that is one month prior to their maturity date), or the new 2026 Notes prior to June 15, 2026 (the date that is three months prior to their maturity date), we will pay a redemption price equal to 100% of the principal amount of the applicable series of the new notes plus a "make-whole premium" and accrued and unpaid interest, if any, to, but excluding, the redemption date. If we elect to redeem the new 2021 Notes on or after the date that is one month prior to their maturity date, or the new 2026 Notes on or after the date that is three months prior to their maturity date, we will pay a redemption price equal to 100% of their principal amount plus accrued and unpaid interest, if any, to, but excluding, the redemption date. See "Description of the New Notes—Optional Redemption."

Guarantors	None.

Priority	The new notes will:

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be unsecured senior obligations of the Issuer;

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be pari passu in right of payment with all of the Issuer's existing and future senior indebtedness (including the Credit Facilities);

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be effectively subordinated to all existing and future secured indebtedness of the Issuer to the extent of the value of the collateral securing such indebtedness;

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be structurally subordinated to all existing and future indebtedness and other liabilities of the Issuer's subsidiaries; and

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be senior in right of payment to any future subordinated indebtedness of the Issuer.

As of December 31, 2016, after giving effect to the exchange of the new notes, we would have had $4.9 billion of total indebtedness of which none would have been secured indebtedness. We would also have had $250 million of borrowings available under our Revolver, which remains undrawn as of the date hereof.

Mandatory Offers to Repurchase

If we experience a "Change of Control Repurchase Event" (as defined in the "Description of the New Notes"), we must offer to repurchase the new notes at a price equal to 101% of the aggregate principal amount of any new notes repurchased plus accrued and unpaid interest on the new notes, if any (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), to the date of purchase. See "Description of the New Notes—Repurchase of Notes upon a Change of Control Repurchase Event."

Covenants

We will issue the new notes under the same indenture (the "Indenture") that governs the old notes. The terms of the Indenture, among other things, restricts our ability, and the ability of certain of our subsidiaries, to incur liens, enter into sale and leaseback transactions and consolidate, merge or transfer all or substantially all of our assets and the assets of our subsidiaries. The covenants are subject to a number of exceptions and qualifications. For more details, see "Description of the New Notes—Certain Covenants."

No Prior Market

The new notes generally will be freely transferable but will also be new securities for which there is currently no market. Accordingly, a liquid market for the new notes of either series may not develop or be maintained. We have not applied, and do not intend to apply, for the listing of the new notes on any exchange or automated dealer quotation system. Accordingly, there can be no assurance as to the development or liquidity of any market for any series of new notes.

Use of Proceeds	We will not receive any proceeds from the exchange offer. Any old notes that are properly tendered and exchanged pursuant to the exchange offer will be retired and cancelled.

Risk Factors

Tendering your old notes in the exchange offer involves risks. You should carefully consider the information set forth in this prospectus and, in particular, should evaluate the specific factors set forth in the section entitled "Risk Factors" for an explanation of certain risks of the exchange offer and investing in the new notes before tendering any old notes. For a description of risks related to our industry and business, you should also evaluate the specific risk factors described in Part I, Item 1A "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and the other information set forth or incorporated by reference into this prospectus.

Governing Law	The new notes will be and the Indenture is governed by and construed in accordance with the laws of the State of New York.
Trustee	Wells Fargo Bank, National Association.
Exchange Agent	Wells Fargo Bank, National Association.

RISK FACTORS

        Participating in the exchange offer is subject to a number of risks. You should carefully consider the risks and uncertainties set forth below and the risks and uncertainties incorporated by reference in this prospectus, including the information included under "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2016 and other documents that we subsequently file with the SEC.

Risks Related to the Exchange Offer and Holding the New Notes

Holders who fail to exchange their old notes will continue to be subject to restrictions on transfer.

        If you do not exchange your old notes for new notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your old notes described in the legend on the certificates for your old notes. The restrictions on transfer of your old notes arise because we issued the old notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the old notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. We do not plan to register the old notes under the Securities Act. For further information regarding the consequences of not tendering your old notes in the exchange offer, see the discussion below under the caption "The Exchange Offer—Consequences of Exchanging or Failing to Exchange Old Notes."

You must comply with the exchange offer procedures in order to receive freely tradable new notes.

        Delivery of new notes in exchange for old notes tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of the following:

  •
  certificates for old notes or a book-entry confirmation of a book-entry transfer of old notes into the exchange agent's account at DTC, New York, New York, as depository;

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  a completed and signed letter of transmittal (or facsimile thereof), with any required signature guarantees, or an agent's message in lieu of the letter of transmittal; and

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  any other documents required by the letter of transmittal.

        Therefore, holders of old notes who would like to tender old notes in exchange for new notes should be sure to allow enough time for the old notes to be delivered on time. We are not required to notify you of defects or irregularities in tenders of old notes for exchange. Old notes that are not tendered or that are tendered but we do not accept for exchange will, following consummation of the exchange offer, continue to be subject to the existing transfer restrictions under the Securities Act and, upon consummation of the exchange offer, certain registration and other rights under the registration rights agreement will terminate. See "The Exchange Offer—Exchange Offer Procedures" and "The Exchange Offer—Consequences of Exchanging or Failing to Exchange Old Notes."

Some holders who exchange their old notes may be deemed to be underwriters and these holders will be required to comply with the registration and prospectus delivery requirements in connection with any resale transaction.

        If you exchange your old notes in the exchange offer for the purpose of participating in a distribution of the new notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Our debt could adversely affect our business.

        As of December 31, 2016, after giving effect to this exchange offer, our consolidated indebtedness would have been approximately $4.9 billion. Our debt burden could have important consequences, including: increasing our vulnerability to general adverse economic and industry conditions; limiting our flexibility in planning for, or reacting to, changes in our business and our industry; requiring the dedication of a substantial portion of any cash flow from operations for the payment of principal and interest on, our indebtedness, thereby reducing the availability of cash flow to fund our operations, growth strategy, working capital, capital expenditures, future business opportunities, and other general corporate purposes; exposing us to the risk of increased interest rates with respect to any borrowings that are at floating rates of interest; restricting us from making strategic acquisitions or causing us to make non-strategic divestitures; limiting our ability to obtain additional financing for working capital, capital expenditures, research and development, acquisitions and general corporate or other purposes; limiting our ability to adjust to changing market conditions; and placing us at a competitive disadvantage relative to our competitors who are less highly leveraged. In addition, a significant portion of our cash and investments are held outside the United States, and we may not be able to service our debt without undergoing the costs of repatriating those funds.

The agreements governing our debt, including the new notes, contain various covenants that impose restrictions on us that may affect our ability to operate our business.

        Agreements governing our indebtedness, including our Credit Agreement and the indentures governing our notes, impose operating and financial restrictions on our activities. These restrictions require us to comply with or maintain certain financial tests and ratios. In addition, under certain circumstances our, Credit Agreement and indentures may limit or prohibit our ability to, among other things: incur additional debt and guarantees; pay distributions or dividends and repurchase stock; make other restricted payments, including without limitation, certain investments; create liens; enter into agreements that restrict dividends from subsidiaries; engage in transactions with affiliates; and enter into mergers, consolidations or sales of substantially all of our assets. In addition, we are required to maintain a maximum total net debt ratio calculated pursuant to a financial maintenance covenant under our credit agreement. Further, various risks, uncertainties and events beyond our control could affect our ability to comply with these covenants. Failure to comply with any of the covenants in our financing agreements could result in a default under those agreements and under other agreements containing cross-default provisions. Such a default would permit lenders to accelerate the maturity of the debt under these agreements. Under these circumstances, we might not have sufficient funds or other resources to satisfy all of our obligations, including our obligations under our Credit Agreement or the indentures governing our notes. In addition, the limitations imposed by financing agreements on our ability to incur additional debt and to take other actions might significantly impair our ability to obtain other financing. There can be no assurances that we will be granted waivers or amendments to these agreements if for any reason we are unable to comply with these agreements or that we will be able to refinance our debt on terms acceptable to us, or at all.

If we default on our obligations under our other indebtedness, we may not be able to make payments on the new notes.

        Any default under the agreements governing our indebtedness, including a default under the Credit Facilities, that is not waived by the required percentage of lenders could result in our inability to pay principal, premium and additional amounts, if any, and interest on the new notes and substantially decrease the market value of the new notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the agreements governing our indebtedness, we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under the Credit Facilities could elect to terminate their commitments, cease making further loans and institute foreclosure proceedings against our assets, and we may seek protection under the bankruptcy code.

        If we breach our covenants under the Indenture, under the Credit Facilities or under any agreements governing future senior credit facilities or other indebtedness, we may need to request waivers from the required percentage of lenders or required percentage of holders to avoid being in default. If we are unable to obtain a waiver from the lenders or holders, we would be in default under the instrument governing that indebtedness, the lenders or holders could exercise their rights as described above, and we may seek protection under the bankruptcy code.

Because none of our subsidiaries are guaranteeing the new notes, your right to receive payment on the new notes will be structurally subordinated to the liabilities of our subsidiaries.

        None of our subsidiaries will be required to guarantee the new notes on their issue date. Creditors of our subsidiaries (including trade creditors) will generally be entitled to payment from the assets of those subsidiaries before those assets can be distributed for the benefit of noteholders. As a result, the new notes will be structurally subordinated to the prior payment of all of the existing and future debt and other liabilities (including trade payables) of our subsidiaries. In the event of a bankruptcy, liquidation or reorganization of any of our subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to the Issuer of the Notes. For the year ended December 31, 2016, after intercompany eliminations the subsidiaries accounted for approximately 100% of our total revenue and Adjusted EBITDA. In addition, as of December 31, 2016, our subsidiaries had outstanding approximately $3.3 billion of total liabilities.

The new notes are our unsecured obligations and are effectively subordinated to our secured debt to the extent of the collateral securing such indebtedness.

        The new notes will be our senior unsecured obligations. Holders of our existing and future secured indebtedness will have claims that are senior to the claims of the holders of the new notes, to the extent of the value of the assets securing such other indebtedness. As a result, in the event of any distribution or payment of our assets in any bankruptcy, liquidation or dissolution, holders of secured indebtedness will have a prior claim to those assets that constitute their collateral. In any of the foregoing events, there can be no assurance that there will be sufficient assets to pay all amounts due on the new notes.

        As of December 31, 2016, after giving effect to the exchange of the new notes, we would have had $4.9 billion of total indebtedness of which none would have been secured indebtedness. We would also have had $250 million of borrowings available under our Revolver, which remains undrawn as of the date hereof.

Our ability to service and repay the new notes will be dependent on the cash flow generated by our subsidiaries, primarily our domestic subsidiaries.

        Repayment of the new notes will depend on our subsidiaries' generation of cash flow, which will, in turn, depend principally upon future operating performance, and our subsidiaries' ability to make such cash available to us, by dividend, debt repayment or otherwise. As a result, prevailing economic conditions and financial, business and other factors, many of which are beyond our control, will affect our ability to make payments on our debt. In particular, due to the seasonal nature of the interactive entertainment industry, with the highest levels of consumer demand occurring during the year-end holiday buying season in the fourth quarter of the year, our subsidiaries' cash flow in the first half of the year may be less than in the second half of the year, which may affect our ability to satisfy our debt service obligations, including to service the new notes offered hereby. In addition, we earn a significant amount of our operating income, and hold a significant portion of our cash and investments, in our foreign subsidiaries outside the United States. As of December 31, 2016, the amount of cash and cash equivalents held outside of the United States by our foreign subsidiaries was $1.9 billion. If our domestic subsidiaries are not able to generate sufficient cash flow to satisfy our debt service obligations, including to service the new notes, we may need to repatriate these funds and we may be subject to a higher effective tax rate.

        If we do not generate sufficient cash flow to satisfy our debt service obligations, including payments on the new notes, we may have to undertake alternative financing plans, such as refinancing or restructuring our debt, selling assets, reducing or delaying capital investments or seeking to raise additional capital. Our ability to restructure or refinance our debt will depend on the capital markets and our financial condition at such time. Any refinancing of our debt could result in higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. The terms of the Indenture or any existing debt instruments or future debt instruments that we may enter into may restrict us from adopting some of these alternatives. The inability of our subsidiaries to generate sufficient cash flow to satisfy our debt service obligations, including the inability to service the new notes offered hereby, or to refinance our obligations on commercially reasonable terms, could have a material adverse effect on our business, financial condition, results of operations, profitability, cash flows or liquidity financial and may impact our ability to satisfy our obligations in respect of the new notes.

        Our subsidiaries will not have any obligation to pay amounts due on the new notes or to make funds available for that purpose. Our subsidiaries may not be able to, or may not be permitted to, make distributions or debt repayments to enable us to make payments in respect of the new notes. Each such subsidiary is a distinct legal entity and may be subject to legal or contractual restrictions which, under certain circumstances, may limit our ability to obtain cash from them. While under certain circumstances our Credit Agreement and the indentures governing our notes may limit, the ability of our restricted subsidiaries to incur consensual encumbrances that include restrictions on their ability to pay dividends or make other intercompany payments to us, these limitations are subject to certain qualifications and exceptions. In the event that we do not receive sufficient cash from our subsidiaries, we will be unable to make required principal, premium, if any, and interest payments on the new notes.

We may incur substantially more debt, including secured debt, or take other actions which may affect our ability to satisfy our obligations under the new notes.

        Although the terms of the indentures governing our notes and the Credit Agreement governing our Credit Facilities restrict our and our restricted subsidiaries' ability to incur additional indebtedness and/or liens, such restrictions are subject to several exceptions and qualifications. Accordingly, our existing debt agreements and the Indenture allow us to incur additional indebtedness, including secured debt. Such additional indebtedness may be substantial. Our ability to recapitalize, incur additional debt and take a number of other actions that are not prohibited by the terms of the new notes could have the effect of diminishing our ability to make payments on the new notes when due, and may also require us to dedicate a substantial portion of our cash flow from operations to payments on our other indebtedness, which would reduce the availability of cash flow to fund our operations, working capital and capital expenditures. In addition, if we incur any additional indebtedness that ranks pari passu in right of payment to a series of the new notes, the holders of that debt will be able to share ratably with the holders of such series of the new notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of us. If our subsidiaries incur any indebtedness, all of such debt will be structurally senior to the new notes, and the holders of that debt will benefit prior to the holders of the new notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of any such entity.

Our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase.

        As of December 31, 2016, after giving effect to this exchange offer, $2.7 billion, or approximately 54% of our total debt, would have been at variable rates of interest. Borrowings under our Credit Facilities are at variable rates of interest and expose us to interest rate risk. If interest rates were to increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income and cash flows, including cash available for servicing our indebtedness, will correspondingly decrease. For every 1.0% increase or decrease in our variable interest rate debt, our estimated annual cash interest expense is expected to change by approximately $27 million. In the future, we may enter into interest rate swaps that involve the exchange of floating for fixed rate interest payments in order to reduce interest rate volatility. However, we may not maintain interest rate swaps with respect to all of our variable rate indebtedness, and any swaps we enter into may not fully mitigate our interest rate risk.

Our credit ratings may not reflect the risks of investing in the new notes.

        Our credit ratings are an assessment by rating agencies of our ability to pay our debts when due and include many subjective factors. Consequently, real or anticipated changes in our credit ratings will generally affect the value of the new notes. Also, these credit ratings may not reflect the potential impact of risks relating to structure or marketing of the new notes. Agency ratings are not a recommendation to buy, sell or hold any security and may be revised or withdrawn at any time by the issuing organization. Each agency's rating should be evaluated independently of any other agency's rating. There can be no assurance that our credit ratings will remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by a rating agency, if, in that rating agency's judgment, circumstances so warrant. There can also be no assurance that our credit ratings will reflect all of the factors that would be important to holders of the new notes. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the value of the new notes, may increase our borrowing costs and may negatively impact our ability to incur additional debt. The reports of the rating agencies do not form a part of, and are not incorporated by reference into, this prospectus.

Redemption may adversely affect your return on the new notes.

        Each series of the new notes is redeemable at our option, and therefore we may choose to redeem the new notes at times when prevailing interest rates are relatively low. As a result, you may not be able to reinvest the proceeds you receive from the redemption in a comparable security at an effective interest rate as high as the interest rate on your new notes being redeemed.

We may not be able to purchase the new notes upon the occurrence of a Change of Control Repurchase Event, which would result in a default under the Indenture and would adversely affect our business and financial condition.

        Upon the occurrence of a "Change of Control Repurchase Event" within the meaning of the Indenture, each holder of the new notes will have the right to require us to repurchase all or any part of such holder's new notes at 101% of the principal amount thereof plus accrued and unpaid interest, if any, to but excluding the purchase date. We may not have sufficient funds available to make any required repurchases of the new notes, and we may be unable to receive distributions or advances from our subsidiaries in the future sufficient to meet such repurchase obligation. In addition, a change of control may also accelerate obligations to repurchase amounts outstanding under our and our subsidiaries' indebtedness and require us (or our subsidiaries), among other things, to make similar offerings in respect of our and their outstanding indebtedness. In addition, restrictions under future debt instruments may not permit us to repurchase the new notes. If we fail to repurchase new notes in that circumstance, we will be in default under the indenture governing the new notes. If, due to a default, the repayment of related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay such indebtedness or the new notes. See "Description of the New Notes—Repurchase of Notes upon a Change of Control Repurchase Event."

Some significant restructuring transactions may not constitute a change of control, in which case we would not be obligated to offer to purchase the new notes.

        Upon the occurrence of a Change of Control Repurchase Event within the meaning of the Indenture, holders of new notes have the right to require us to purchase their new notes. However, the change of control provisions will not afford protection to holders of new notes in the event of certain transactions. For example, transactions such as leveraged recapitalizations, refinancings, restructurings, or acquisitions initiated by us may not constitute a change of control requiring us to purchase the new notes. Further, various transactions might not constitute a change of control under the new notes but could constitute a change of control as defined under our other debt. In the event of any such transaction, the holders would not have the right to require us to purchase the new notes, even though such transaction could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of new notes.

The ability of holders of the new notes to require us to repurchase new notes as a result of a disposition of "substantially all" assets may be uncertain.

        The definition of change of control in the Indenture includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Issuer and its restricted subsidiaries, taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of new notes to require us to repurchase such new notes as a result of a sale, transfer, conveyance or other disposition of less than all of our assets and the assets of our restricted subsidiaries taken as a whole to another person or group may be uncertain.

Trading markets for the new notes may not develop.

        The new notes are new issues of securities with no established trading markets. We do not intend to apply for listing of any of the new notes on any national securities exchange or for inclusion of any of the new notes on any automated dealer quotation system.

        Therefore, a liquid trading market may not develop for any series of the new notes. If a market develops, the new notes of any series could trade at prices that may be lower than the initial offering price of such series of the new notes. Further, if an active market does not develop or is not maintained, the price and liquidity of any series of the new notes may be adversely affected. Historically, debt markets have been subject to disruptions that have caused substantial volatility in the prices of securities similar to the new notes. The market, if any, for any series of the new notes may not be free from similar disruptions and any such disruptions may adversely affect the prices at which holders of new notes may sell their new notes. In addition, subsequent to their initial issuance, any series of the new notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, our performance and other factors.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

        This prospectus contains, or incorporates by reference, certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements consist of any statement other than a recitation of historical facts and include, but are not limited to: (1) projections of revenues, expenses, income or loss, earnings or loss per share, cash flow or other financial items; (2) statements of our plans and objectives, including those relating to releases of products or services; (3) statements of future financial or operating performance; and (4) statements of assumptions underlying such statements. Activision Blizzard, Inc. generally uses words such as "outlook," "forecast," "will," "could," "should," "would," "to be," "plan," "plans," "believes," "may," "might," "expects," "intends," "intends as," "anticipates," "estimate," "future," "positioned," "potential," "project," "remain," "scheduled," "set to," "subject to," "upcoming" and other similar expressions to help identify forward-looking statements. Forward-looking statements are subject to business and economic risks, reflect management's current expectations, estimates and projections about our business, and are inherently uncertain and difficult to predict. Our actual results could differ materially from expectations stated in forward-looking statements. Some of the risk factors that could cause our actual results to differ from those stated in forward-looking statements can be found in "Risk Factors" included in Part I, Item 1A of our Annual Report on Form 10 K for the year ended December 31, 2016, as updated by reports and documents we file from time to time with the SEC that are incorporated by reference herein. The forward-looking statements contained herein are based upon information available to us as of the date of this prospectus and we assume no obligation to update any such forward-looking statements. Although these forward-looking statements are believed to be true when made, they may ultimately prove to be incorrect. These statements are not guarantees of our future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control and may cause actual results to differ materially from current expectations.

 USE OF PROCEEDS

        We will not receive any proceeds from the exchange offer. Any old notes that are properly tendered and exchanged pursuant to the exchange offer will be retired and cancelled.

 RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our ratio of earnings to fixed charges for the periods presented.

	Year Ended December 31,
	2012	2013	2014	2015	2016
Ratio of Earnings to Fixed Charges	113.2	20.1	5.4	6.2	5.5	(1)

(1)
Total earnings used to calculate the ratio of earnings to fixed charges in 2016 includes $92 million loss on extinguishment of debt recognized during 2016 a result of the extinguishment of certain term loan and senior note facilities through the Company's refinancing activities, comprised of a premium payment of $63 million and write-off of unamortized discount and financing costs of $29 million. The loss on extinguishment of debt was not included in the fixed charges.

        For purposes of computing the ratios of earnings to fixed charges, earnings represent income (loss) before income taxes and fixed charges less interest capitalized. Fixed charges consist of interest expense, amortized premiums, discounts and capitalized expenses related to indebtedness, interest capitalized and a reasonable approximation of the interest component of operating lease expense.

THE EXCHANGE OFFER

Terms of the Exchange Offer; Period for Tendering Old Notes

        Subject to terms and conditions detailed in this prospectus, we will accept for exchange old notes which are properly tendered on or prior to the expiration date and not withdrawn as permitted below. As used herein, the term "expiration date" means 5:00 p.m., New York City time, on May 30, 2017. We may, however, in our sole discretion, extend the period of time during which the exchange offer is open with respect to one or both series of the old notes. The term "expiration date" means the latest time and date to which the exchange offer is extended.

        As of the date of this prospectus, $650,000,000 aggregate principal amount of old 2021 Notes and $850,000,000 aggregate principal amount of the old 2026 Notes are outstanding.

        We expressly reserve the right, at any time, to extend the period of time during which the exchange offer is open with respect to one or both series of the old notes, and delay acceptance for exchange of any such old notes, by giving oral or written notice of such extension to the holders thereof as described below. During any such extension, all old notes of such series previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

        Old notes tendered in the exchange offer must be in denominations of principal amount of $2,000 and integral multiples of $1,000 in excess of $2,000.

        We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes with respect to one or both series of such old notes, upon the occurrence of any of the events specified under "—Conditions to the Exchange Offer." We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the applicable old notes as promptly as practicable. Such notice, in the case of any extension, will be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

Exchange Offer Procedures

        The tender to us of old notes by you as set forth below and our acceptance of the old notes will constitute a binding agreement between us and you upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal. Except as set forth below, to tender old notes for exchange pursuant to the exchange offer, you must transmit a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal or, in the case of a book-entry transfer, an agent's message in lieu of such letter of transmittal, to Wells Fargo Bank, National Association, as exchange agent, at the address set forth below under "—Exchange Agent" on or prior to the expiration date. In addition, either:

  •
  certificates for such old notes must be received by the exchange agent along with the letter of transmittal; or

  •
  a timely confirmation of a book-entry transfer, which we refer to as a book-entry confirmation, of such old notes, if such procedure is available, into the exchange agent's account at DTC pursuant to the procedure for book-entry transfer must be received by the exchange agent, prior to the expiration date, with the letter of transmittal or an agent's message in lieu of such letter of transmittal.

        The term "agent's message" means a message, transmitted by DTC to and received by the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant stating that such participant has received and agrees to be bound by the letter of transmittal and that we may enforce such letter of transmittal against such participant. The method of delivery of old notes, letters of transmittal and all other required documents is at your election and risk. If such delivery is by mail, it is recommended that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. No letter of transmittal or old notes should be sent to us.

        Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the old notes surrendered for exchange are tendered:

  •
  by a holder of the old notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal, or

  •
  for the account of an eligible institution (as defined below).

        In the event that signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, such guarantees must be by a firm which is a member of the Securities Transfer Agent Medallion Program, the Stock Exchanges Medallion Program or the New York Stock Exchange Medallion Program (each such entity being hereinafter referred to as an eligible institution). If old notes are registered in the name of a person other than the signer of the letter of transmittal, the old notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as we or the exchange agent determine in our sole discretion, duly executed by the registered holders with the signature thereon guaranteed by an eligible institution.

        We or the exchange agent in our or its sole discretion will make a final and binding determination on all questions as to the validity, form, eligibility (including time of receipt) and acceptance of old notes tendered for exchange. We reserve the absolute right to reject any and all tenders of any particular old note not properly tendered or to not accept any particular old note which acceptance might, in our judgment or our counsel's, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular old note either before or after the expiration date (including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer). Our or the exchange agent's interpretation of the terms and conditions of the exchange offer as to any particular old note either before or after the expiration date (including the letter of transmittal and the instructions thereto) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes for exchange must be cured within a reasonable period of time, as we determine. We are not, nor is the exchange agent or any other person, under any duty to notify you of any defect or irregularity with respect to your tender of old notes for exchange, and no one will be liable for failing to provide such notification.

        If the letter of transmittal is signed by a person or persons other than the registered holder or holders of old notes, such old notes must be endorsed or accompanied by powers of attorney signed exactly as the name(s) of the registered holder(s) that appear on the old notes and the signatures must be guaranteed by an eligible institution.

        If the letter of transmittal or any old notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Unless waived by us or the exchange agent, proper evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

        By tendering old notes, you represent to us, among other things, that you are not our "affiliate," as defined under Rule 405 under the Securities Act, that the new notes acquired pursuant to the exchange offer are being obtained in the ordinary course of business of the person receiving such new notes, whether or not such person is the holder, that neither the holder nor such other person has any arrangement or understanding with any person to participate in the distribution of the new notes, and that you are not holding old notes that have, or are reasonably likely to have, the status of an unsold allotment in the initial offering. In the case of a holder that is not a broker-dealer, that holder, by tendering, will also represent to us that the holder is not engaged in, and does not intend to engage in, a distribution of the new notes. However, any purchaser of old notes who is our affiliate who intends to participate in the exchange offer for the purpose of distributing the new notes or a broker-dealer that acquired old notes in a transaction other than as part of its trading or market-making activities and who has arranged or has an understanding with any person to participate in the distribution of the old notes:

  •
  cannot rely on the applicable interpretations of the staff of the SEC;

  •
  will not be entitled to participate in the exchange offer; and

  •
  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

        Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See "Plan of Distribution." The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

Acceptance of Old Notes for Exchange; Delivery of New Notes

        Upon satisfaction or waiver of all of the conditions to the exchange offer of a particular series, we will accept, as soon as practicable after the expiration date, all old notes properly tendered and will issue the new notes of such series after acceptance of the old notes. See "—Conditions to the Exchange Offer." For purposes of the exchange offer, we will be deemed to have accepted properly tendered old notes for exchange if and when we give oral (confirmed in writing) or written notice to the exchange agent.

        The holder of each old note accepted for exchange will receive a new note in the amount equal to the surrendered old note. Holders of new notes on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date to which interest has been paid on the old notes. Holders of new notes will not receive any payment in respect of accrued interest on old notes otherwise payable on any interest payment date, the record date for which occurs on or prior to the consummation of the exchange offer.

        In all cases, issuance of new notes for old notes that are accepted for exchange will be made only after timely receipt by the exchange agent of:

  •
  certificates for such old notes or a timely book-entry confirmation of such old notes into the exchange agent's account at DTC;

  •
  a properly completed and duly executed letter of transmittal or an agent's message in lieu thereof; and

  •
  all other required documents.

        If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if old notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged old notes will be returned without expense to the tendering holder (or, in the case of old notes tendered by book entry transfer into the exchange agent's account at DTC pursuant to the book-entry procedures described below, such non-exchanged old notes will be credited to an account maintained with DTC as promptly as practicable after the expiration or termination of the exchange offer).

Book-Entry Transfers

        For purposes of the exchange offer of a particular series, the exchange agent will request that an account be established with respect to the old notes at DTC within two business days after the date of this prospectus, unless the exchange agent has already established an account with DTC suitable for the exchange offer. Any financial institution that is a participant in DTC may make book-entry delivery of old notes by causing DTC to transfer such old notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. Although delivery of old notes may be effected through book-entry transfer at DTC, the letter of transmittal or facsimile thereof or an agent's message in lieu thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the exchange agent at one of the addresses set forth under "—Exchange Agent" on or prior to the expiration date.

Withdrawal Rights

        You may withdraw your tender of old notes at any time prior to the applicable expiration date. To be effective, a written notice of withdrawal must be received by the exchange agent at one of the addresses set forth under "—Exchange Agent." This notice must specify:

  •
  the name of the person having tendered the old notes to be withdrawn;

  •
  the old notes to be withdrawn (including the principal amount of such old notes);

  •
  a statement that such person is withdrawing its election to have the old notes exchanged; and

  •
  where certificates for old notes have been transmitted, the name in which such old notes are registered, if different from that of the withdrawing holder.

        If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution, unless such holder is an eligible institution. If old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of DTC.

        We or the exchange agent will make a final and binding determination on all questions as to the validity, form and eligibility (including time of receipt) of such notices. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes tendered for exchange but not exchanged for any reason will be returned to the holder without cost to such holder (or, in the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the book-entry transfer procedures described above, such old notes will be credited to an account maintained with DTC for the old notes as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer). Properly withdrawn old notes may be retendered by following one of the procedures described under "—Exchange Offer Procedures" above at any time on or prior to the expiration date.

Conditions to the Exchange Offer

        Notwithstanding any other provision of the exchange offer of a particular series, we are not required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend the exchange offer, if any of the following events occur prior to acceptance of such old notes:

  (1)
  the applicable exchange offer violates any applicable law or is prohibited by the SEC or applicable interpretations of the staff of the SEC;

  (2)
  there is threatened, instituted or pending any action or proceeding before, or any injunction, order or decree has been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission,

  •
  seeking to restrain or prohibit the making or consummation of the applicable exchange offer or any other transaction contemplated by the applicable exchange offer, or assessing or seeking any damages as a result thereof, or

  •
  resulting in a material delay in our ability to accept for exchange or exchange some or all of the old notes pursuant to the applicable exchange offer;

  (3)
  any statute, rule, regulation, order or injunction has been sought, proposed, introduced, enacted, promulgated or deemed applicable to the applicable exchange offer or any of the transactions contemplated by the exchange offer by any government or governmental authority, domestic or foreign, or any action has been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that in our sole judgment might, directly or indirectly, result in any of the consequences referred to in clauses (1) or (2) above or, in our reasonable judgment, might result in the holders of new notes having obligations with respect to resales and transfers of new notes which are greater than those described in the interpretation of the SEC referred to on the cover page of this prospectus, or would otherwise make it inadvisable to proceed with the exchange offer; or

  (4)
  there has occurred:

  •
  any general suspension of or general limitation on prices for, or trading in, our securities on any national securities exchange or in the over-the-counter market,

  •
  any limitation by a governmental agency or authority which may adversely affect our ability to complete the transactions contemplated by the applicable exchange offer,

  •
  a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit, or

  •
  a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the foregoing existing at the time of the commencement of the exchange offer, a material acceleration or worsening thereof;

which in our reasonable judgment in any case, and regardless of the circumstances (including any action by us) giving rise to any such condition, makes it inadvisable to proceed with the exchange offer and/or with such acceptance for exchange or with such exchange.

        The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any condition or may be waived by us in whole or in part at any time in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time.

        In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any such old notes, if at such time any stop order is threatened or in effect with respect to the registration statement, of which this prospectus constitutes a part, or the qualification of the indenture under the Trust Indenture Act.

Exchange Agent

        We have appointed Wells Fargo Bank, National Association as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at the addresses set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

Wells Fargo Bank, National Association, Exchange Agent

By Registered or Certified Mail: Wells Fargo Bank, N.A. Corporate Trust Operations MAC N9300-070 600 South Fourth Street Minneapolis, MN 55402	By Regular Mail or Overnight Courier: Wells Fargo Bank, N.A. Corporate Trust Operations MAC N9300-070 600 South Fourth Street Minneapolis, MN 55402
By Facsimile: (For Eligible Institutions only): (612) 667-6282	In Person by Hand Only: Wells Fargo Bank, N.A. Corporate Trust Operations MAC N9300-070 600 South Fourth Street Minneapolis, MN 55402

For Information or Confirmation by Telephone:
(800) 344-5128

        DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF SUCH LETTER OF TRANSMITTAL VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF THE LETTER OF TRANSMITTAL.

Fees and Expenses

        The principal solicitation is being made by mail by Wells Fargo Bank, National Association, as exchange agent. We will pay the exchange agent customary fees for its services, reimburse the exchange agent for its reasonable out-of-pocket expenses incurred in connection with the provision of these services and pay other registration expenses, including fees and expenses of the trustee under the indenture relating to the new notes, filing fees, blue sky fees and printing and distribution expenses. We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer.

        Additional solicitation may be made by telephone, facsimile or in person by our and our affiliates' officers and regular employees and by persons so engaged by the exchange agent.

Accounting Treatment

        We will record the new notes at the same carrying value as the old notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. The expenses of the exchange offer will be expensed as incurred.

Transfer Taxes

        Holders who tender their old notes for exchange will not be obligated to pay any related transfer taxes, except that holders who instruct us to register new notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer taxes.

Consequences of Exchanging or Failing to Exchange Old Notes

        If you do not exchange your old notes for new notes in the exchange offer, your old notes will continue to be subject to the provisions of the indenture relating to the old notes regarding transfer and exchange of the old notes and the restrictions on transfer of the old notes described in the legend on your certificates. These transfer restrictions are required because the old notes were issued under an exemption from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the old notes may not be offered or sold unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register the old notes under the Securities Act. Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties, we believe that the new notes you receive in the exchange offer may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act. However, you will not be able to freely transfer the new notes, and, to the extent described below, you will not be entitled to participate in the exchange offer if:

  •
  you are our "affiliate," as defined in Rule 405 under the Securities Act;

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  you are not acquiring the new notes in the exchange offer in the ordinary course of your business;

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  you have an arrangement or understanding with any person to participate in the distribution, as defined in the Securities Act, of the new notes you will receive in the exchange offer; or

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  you are holding old notes that have, or are reasonably likely to have, the status of an unsold allotment in the initial offering.

        We do not intend to request the SEC to consider, and the SEC has not considered, the exchange offer in the context of a similar no-action letter. As a result, we cannot guarantee that the staff of the SEC would make a similar determination with respect to the exchange offer as in the circumstances described in the no action letters discussed above. Each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of new notes and has no arrangement or understanding to participate in a distribution of new notes. If you are our affiliate, are engaged in or intend to engage in a distribution of the new notes or have any arrangement or understanding with respect to the distribution of the new notes you will receive in the exchange offer, you may not rely on the applicable interpretations of the staff of the SEC, you will not be entitled to participate in the exchange offer and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. If you are a participating broker-dealer, you must acknowledge that you will deliver a prospectus in connection with any resale of the new notes. In addition, to comply with state securities laws, you may not offer or sell the new notes in any state unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is complied with. The offer and sale of the new notes to "qualified institutional buyers" (as defined in Rule 144A of the Securities Act) is generally exempt from registration or qualification under state securities laws. We do not plan to register or qualify the sale of the new notes in any state where an exemption from registration or qualification is required and not available.

DESCRIPTION OF THE NEW NOTES

General

        Certain terms used in this description are defined under the subheading "Certain Definitions." In this description, (i) the term "Issuer" refers to Activision Blizzard, Inc. and not to any of its Subsidiaries, and (ii) the terms "we," "our" and "us" each refer to the Issuer and its consolidated Subsidiaries.

        The Issuer will issue $650,000,000 aggregate principal amount of new 2.300% Senior Notes due 2021 (the "New 2021 Notes") and $850,000,000 aggregate principal amount of new 3.400% Senior Notes due 2026 (the "New 2026 Notes" and, together with the 2021 Notes, the "New Notes") under an indenture dated as of September 19, 2016 (the "Indenture") among the Issuer, the Guarantors and Wells Fargo Bank, National Association, as trustee (the "Trustee"). This is the same indenture under which the Old Notes were issued. Except as set forth herein, the terms of the New Notes will be substantially identical and include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. The New 2021 Notes and the New 2026 Notes will be issued under the same Indenture, but will be separate series of notes. As a result, among other things, holders of each series of notes will have separate and independent rights to give notice of a Default or to direct the Trustee to exercise remedies in the event of a Default or otherwise. References to the "Old Notes," "Old 2021 Notes" or "Old 2026 Notes" refer to the notes in exchange for which the New Notes are being offered. References to the "Notes" refer to the New Notes and the Old Notes, collectively. References to the "2021 Notes" refer to the Old 2021 Notes and the New 2021 Notes, collectively. References to the "2026 Notes" refer to the Old 2026 Notes and the New 2026 Notes, collectively. Any Old Notes of a series that remain outstanding after the completion of the exchange offer, together with the New Notes of such series issued in the exchange offer, will be treated as a single class of securities under the Indenture and are referred to in this section as a "series" of Notes.

        The following description is only a summary of the material provisions of the Indenture and does not purport to be complete and is qualified in its entirety by reference to the provisions of the Indenture, including the definitions therein of certain terms used below. We urge you to read the Indenture because it, not this description, defines your rights as Holders of the applicable Notes. You may request copies of the Indenture at our address set forth under the heading "Where You Can Find More Information; Incorporation By Reference."

Brief Description of New Notes

        The New Notes:

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  will be unsecured senior obligations of the Issuer;

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  will be pari passu in right of payment with all existing and future senior indebtedness (including the Senior Credit Facilities and the 6.125% Senior Notes due 2023 (the "Existing Notes")) of the Issuer;

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  will be effectively subordinated to all secured Indebtedness of the Issuer to the extent of the value of the assets securing such Indebtedness;

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  will be senior in right of payment to any future Subordinated Indebtedness of the Issuer; and

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  will be structurally subordinated to all existing and future Indebtedness and other liabilities of the Issuer's non-Guarantor Subsidiaries.

Guarantees

        Any Restricted Subsidiaries that guarantee the Senior Credit Facilities will be required to Guarantee the Notes. The Guarantors, if any, as primary obligors and not merely as sureties, will jointly and severally irrevocably and unconditionally Guarantee, on an unsecured senior basis, the performance and full and punctual payment when due, whether at maturity, by acceleration or otherwise, of all obligations of the Issuer under the Indenture and the Notes, whether for payment of principal of or interest on the Notes, expenses, indemnification or otherwise, on the terms set forth in the Indenture by executing the Indenture.

        Each of the Guarantees of the Notes, if any, will be a general unsecured obligation of each Guarantor, will be pari passu in right of payment with all existing and future senior indebtedness of each such entity (including the guarantees of the Senior Credit Facilities and the Existing Notes), will be effectively subordinated to all secured Indebtedness of each such entity (to the extent of the value of the assets securing such Indebtedness) and will be senior in right of payment to all existing and future Subordinated Indebtedness of each such entity. The Guarantees will be structurally subordinated to Indebtedness and other liabilities of Subsidiaries of the Issuer that do not Guarantee the Notes.

        None of the Issuer's Subsidiaries currently Guarantee the Old Notes and none of the Issuer's Subsidiaries will initially Guarantee the New Notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-Guarantor Subsidiaries, the non-Guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute or contribute, as the case may be, any of their assets to the Issuer or a Guarantor, if any. As a result, all of the existing and future liabilities of our non-Guarantor Subsidiaries, including any claims of trade creditors, are structurally senior to the Notes. For the year ended December 31, 2016, after intercompany eliminations the subsidiaries accounted for approximately 100% of our total revenue and Adjusted EBITDA. In addition, as of December 31, 2016, our subsidiaries had outstanding approximately $3.3 billion of total liabilities.

        The obligations of each Guarantor, if any, under its Guarantees will be limited as necessary to prevent the Guarantees from constituting a fraudulent conveyance under applicable law and therefore, are limited to the amount that such Guarantor could guarantee without such Guarantee constituting a fraudulent conveyance; this limitation, however, may not be effective to prevent such Guarantee from constituting a fraudulent conveyance.

        Any entity that makes a payment under its Guarantee will be entitled upon payment in full of all guaranteed obligations under the Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor's pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

        If a Guarantee was rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the applicable Guarantor, and, depending on the amount of such indebtedness, a Guarantor's liability on its Guarantee could be reduced to zero.

        A Guarantee by a Guarantor shall provide by its terms that it shall be automatically and unconditionally released and discharged upon:

          (1)   (a) any sale, exchange or transfer (by merger, consolidation or otherwise) of

            (i)    the Capital Stock of such Guarantor (including any sale, exchange or transfer), after which the applicable Guarantor is no longer a Restricted Subsidiary, or (ii) all or substantially all the assets of such Guarantor;

            (b)   the release or discharge of the guarantee by such Guarantor of the Senior Credit Facilities, except a discharge or release by or as a result of payment under such guarantee;

            (c)   the proper designation of any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary; or

            (d)   the Issuer exercising its legal defeasance option or covenant defeasance option as described under "Legal Defeasance and Covenant Defeasance" or the Issuer's obligations under the Indenture being discharged in a manner not in violation of the terms of the Indenture; and

          (2)   such Guarantor delivering to the Trustee an Officer's Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in the Indenture relating to such transaction have been complied with.

Ranking

        The payment of the principal of, premium, if any, and interest on the New Notes and the payment of any Guarantee will rank pari passu in right of payment with all senior indebtedness of the Issuer or the relevant Guarantor, as the case may be, including the obligations of the Issuer or such Guarantor under the Senior Credit Facilities and the Existing Notes.

        The New Notes will be effectively subordinated to all of the existing and future secured Indebtedness of the Issuer and each Guarantor, if any, to the extent of the value of the assets securing such Indebtedness. As of December 31, 2016, after giving effect to the exchange of the New Notes, we would have had $4.9 billion of total indebtedness of which none would have been secured indebtedness. We would also have had $250 million of borrowings available under our Revolver, which remains undrawn as of the date hereof.

Paying Agent and Registrar for the Notes

        The Issuer will maintain one or more paying agents for the Notes in Minnesota or New York. The initial paying agent for the Notes will be the Trustee.

        The Issuer will also maintain a registrar with offices in Minnesota or New York. The initial registrar will be the Trustee. The registrar will maintain a register reflecting ownership of the Notes outstanding from time to time and will make payments on and facilitate transfer of Notes on behalf of the Issuer.

        The Issuer may change the paying agents or the registrars without prior notice to the Holders. The Issuer or any of its Subsidiaries may act as a paying agent or registrar.

Transfer and Exchange

        A Holder may transfer or exchange Notes in accordance with the Indenture. The registrar and the Trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will be required to pay all taxes due on transfer. The Issuer is not required to transfer or exchange any Note selected for redemption. Also, the Issuer is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

Principal, Maturity and Interest

        The Issuer will issue $650,000,000 aggregate principal amount of New 2021 Notes and $850,000,000 aggregate principal amount of New 2026 Notes in this offering. The New 2021 Notes will mature on September 15, 2021. The New 2026 Notes will mature on September 15, 2026. The Issuer may issue additional 2021 Notes ("Additional 2021 Notes") and/or additional 2026 Notes ("Additional 2026 Notes" and, together with the Additional 2021 Notes, the "Additional Notes") from time to time after this offering under the Indenture. Each of (i) the 2021 Notes offered by the Issuer and any Additional 2021 Notes subsequently issued under the Indenture and (ii) the 2026 Notes offered by the Issuer and any Additional 2026 Notes subsequently issued under the Indenture, in each case, will be treated as a single class for all purposes under the Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context requires otherwise, references to "Notes" for all purposes of the Indenture and this "Description of the New Notes" include any Additional Notes that are actually issued; provided that Additional Notes will not be issued with the same CUSIP, if any, as existing Notes unless such Additional Notes are fungible with existing Notes for U.S. federal income tax purposes.

New 2021 Notes

        Interest will accrue on the New 2021 Notes at a rate per annum equal to 2.300% from the Issue Date, or from the most recent date to which interest has been paid or provided for. Interest will be payable semiannually using a 360-day year comprised of twelve 30-day months in cash to Holders of record at the close of business on the March 1 or September 1 immediately preceding the interest payment date, on March 15 and September 15 of each year, commencing September 15, 2017 (representing the interest payment date following March 15, 2017, the most recent interest payment date on the Old 2021 Notes).

New 2026 Notes

        Interest will accrue on the New 2026 Notes at a rate per annum equal to 3.400% from the Issue Date, or from the most recent date to which interest has been paid or provided for. Interest will be payable semiannually using a 360-day year comprised of twelve 30-day months in cash to Holders of record at the close of business on the March 1 or September 1 immediately preceding the interest payment date, on March 15 and September 15 of each year, commencing September 15, 2017 (representing the interest payment date following March 15, 2017, the most recent interest payment date on the Old 2026 Notes).

Mandatory Redemption; Offers to Purchase; Open Market Purchases

        The Issuer is not required to make any mandatory redemption or sinking fund payments with respect to the New Notes. However, under certain circumstances, the Issuer may be required to offer to purchase Notes, including the New Notes, as described under the caption "Repurchase of Notes upon a Change of Control Repurchase Event." We may at any time and from time to time purchase Notes through open market purchases, negotiated transactions or otherwise, which may include a consent solicitation.

Optional Redemption

New 2021 Notes

        Except as set forth below, the Issuer will not be entitled to redeem the New 2021 Notes at its option prior to August 15, 2021.

        At any time prior to August 15, 2021, the Issuer may redeem all or a part of the New 2021 Notes upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail or electronically to the registered address of each Holder or otherwise in accordance with the procedures of The Depository Trust Company ("DTC"), at a redemption price equal to 100% of the principal amount of New 2021 Notes redeemed plus the Applicable Premium as of the date of redemption (the "2021 Notes Redemption Date"), and, without duplication, accrued and unpaid interest, if any, to, but excluding, the 2021 Notes Redemption Date, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date.

        On and after August 15, 2021, the Issuer may redeem the New 2021 Notes, in whole or in part, upon notice as described under the heading "Repurchase at the Option of Holders—Selection and Notice" at a redemption price equal to 100% of the principal amount of the New 2021 Notes to be redeemed, plus accrued and unpaid interest thereon, if any, to, but excluding, the applicable 2021 Notes Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date.

        The Issuer and its affiliates may acquire New 2021 Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, which may include a consent solicitation, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the Indenture.

        Any redemption of New 2021 Notes or notice of redemption may, at the Issuer's discretion, be subject to one or more conditions precedent. In addition, if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Issuer's discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied (or waived by the Issuer in its sole discretion), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date so delayed and such redemption provisions may be adjusted to comply with the requirements of any depositary.

        The Trustee shall select the 2021 Notes to be purchased in the manner described under "Repurchase of Notes upon a Change of Control Repurchase Event—Selection and Notice."

New 2026 Notes

        Except as set forth below, the Issuer will not be entitled to redeem the New 2026 Notes at its option prior to June 15, 2026.

        At any time prior to June 15, 2026, the Issuer may redeem all or a part of the New 2026 Notes upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail or electronically to the registered address of each Holder or otherwise in accordance with the procedures of The Depository Trust Company, at a redemption price equal to 100% of the principal amount of New 2026 Notes redeemed plus the Applicable Premium as of the date of redemption (the "2026 Notes Redemption Date") and, without duplication, accrued and unpaid interest, if any, to, but excluding, the 2026 Notes Redemption Date, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date.

        On and after June 15, 2026, the Issuer may redeem the New 2026 Notes, in whole or in part, upon notice as described under the heading "Repurchase at the Option of Holders—Selection and Notice" at a redemption price equal to 100% of the principal amount of the New 2026 Notes to be redeemed, plus accrued and unpaid interest thereon, if any, to, but excluding, the applicable 2026 Notes Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date.

        The Issuer and its affiliates may acquire New 2026 Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, which may include a consent solicitation, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the Indenture.

        Any redemption of New 2026 Notes or notice of redemption may, at the Issuer's discretion, be subject to one or more conditions precedent. In addition, if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Issuer's discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied (or waived by the Issuer in its sole discretion), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date so delayed and such redemption provisions may be adjusted to comply with the requirements of any depositary.

        The Trustee shall select the 2026 Notes to be purchased in the manner described under "Repurchase of Notes upon a Change of Control Repurchase Event—Selection and Notice."

Repurchase of Notes upon a Change of Control Repurchase Event

Change of Control

        The Notes will provide that if a Change of Control Repurchase Event occurs after the Issue Date, unless the Issuer has previously or concurrently mailed a redemption notice with respect to all the outstanding Notes as described under "Optional Redemption," the Issuer will make an offer to purchase all of the Notes pursuant to the offer described below (the "Change of Control Offer") at a price in cash (the "Change of Control Payment") equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the date of purchase, subject to the right of Holders of the Notes of record on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control Repurchase Event, the Issuer will send notice of such Change of Control Offer by first-class mail or electronically, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the security register with a copy to the Trustee or otherwise in accordance with the procedures of The Depository Trust Company, with the following information:

          (1)   that a Change of Control Offer is being made pursuant to the covenant entitled "Change of Control," and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Issuer;

          (2)   the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed, unless the Change of Control Offer is conditional on the occurrence of the related Change of Control (the "Change of Control Payment Date");

          (3)   that any Note not properly tendered will remain outstanding and continue to accrue interest;

          (4)   that unless the Issuer defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

          (5)   that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled "Option of Holder to Elect Purchase" on the reverse of such Notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date. Notes held in book entry form shall be purchased in accordance with DTC's applicable procedures;

          (6)   that Holders will be entitled to withdraw their tendered Notes and their election to require the Issuer to purchase such Notes, provided that the paying agent receives, not later than the close of business on the 30th day following the date of the Change of Control Repurchase Event notice, facsimile transmission or letter setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased. Notes held in book entry form shall be withdrawn in accordance with DTC's applicable procedures;

          (7)   that if the Issuer is redeeming less than all of the Notes, the Holders of the remaining Notes will be issued new Notes and such new Notes will be equal in principal amount to the unpurchased portion of the Notes surrendered. The unpurchased portion of the Notes must be equal to $2,000 or an integral multiple of $1,000 in excess thereof;

          (8)   if such notice is delivered prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control, and if applicable, shall state that, in the Issuer's discretion, the Change of Control Payment Date may be delayed until such time as the Change of Control shall occur, or that such redemption may not occur and such notice may be rescinded in the event that the Issuer shall determine that such condition will not be satisfied by the Change of Control Payment Date or by the Change of Control Payment as so delayed; and

          (9)   the other instructions, as determined by the Issuer, consistent with the covenant described hereunder, that a Holder must follow.

        The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

        On the Change of Control Payment Date, the Issuer will, to the extent permitted by law,

          (1)   accept for payment all Notes issued by it or portions thereof properly tendered pursuant to the Change of Control Offer,

          (2)   no later than 11:00 A.M. (Eastern time) deposit with the paying agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered, and

          (3)   deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officer's Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Issuer.

        The Senior Credit Facilities and future credit agreements, indentures or other agreements relating to senior indebtedness to which the Issuer becomes a party may provide that certain change of control events with respect to the Issuer would constitute a default thereunder (including a Change of Control under the Indenture). If we experience a change of control that triggers a default under our Senior Credit Facilities, we could seek a waiver of such default or seek to refinance our Senior Credit Facilities. In the event we do not obtain such a waiver or refinance the Senior Credit Facilities, such default could result in amounts outstanding under our Senior Credit Facilities being declared due and payable.

        Our ability to pay cash to the Holders of Notes following the occurrence of a Change of Control Repurchase Event may be limited by our then-existing financial resources. Therefore, sufficient funds may not be available when necessary to make any required repurchases.

        The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of us and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the initial purchasers and us. We have no present intention to engage in a transaction involving a Change of Control after the Issue Date, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the

Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional Indebtedness are contained in the covenants described under "Certain Covenants—Liens" and "Certain Covenants—Sale and Lease-Back Transactions." Such restrictions in the Indenture can be waived only with the consent of the Holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture does not contain any covenants or provisions that may afford Holders of the Notes protection in the event of a highly leveraged transaction.

        We will not be required to make a Change of Control Offer following a Change of Control Repurchase Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

        If Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Issuer, or any third party making a Change of Control Offer in lieu of the Issuer as described above, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Issuer or such third party will have the right, upon not less than 15 days nor more than 60 days' prior notice, provided that such notice is given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all Notes that remain outstanding following such purchase on a date (the "Second Change of Control Payment Date") at a price in cash equal to the applicable Change of Control Payment in respect of the Second Change of Control Payment Date.

        The definition of "Change of Control" includes a disposition of all or substantially all of the assets of the Issuer to any Person. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of "all or substantially all" of the assets of the Issuer. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of Notes may require the Issuer to make an offer to repurchase the Notes as described above.

        The provisions under the Indenture relative to the Issuer's obligation to make an offer to repurchase the Notes as a result of a Change of Control Repurchase Event may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes, whether or not a Change of Control has occurred.

Selection and Notice

        If the Issuer is redeeming less than all of the 2021 Notes and/or 2026 Notes at any time, the Trustee will select the Notes of such series to be redeemed (a) if such series of Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which such series of Notes are listed, (b) on a pro rata basis to the extent practicable or (c) by lot or such other similar method in accordance with the procedures of The Depository Trust Company; provided that no Notes of $2,000 or less shall be redeemed or repurchased in part.

        Notices of purchase or redemption shall be mailed by first-class mail, postage prepaid, or otherwise in accordance with the procedures of The Depository Trust Company, at least 30 days but not more than 60 days before the purchase or redemption date to each Holder of the applicable series of Notes at such Holder's registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. If any Note is to be purchased or redeemed in part only, any notice of purchase or redemption that relates to such Note shall state the portion of the principal amount thereof that has been or is to be purchased or redeemed.

        The Issuer will issue a new Note in a principal amount equal to the unredeemed portion of the original Note in the name of the Holder upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Certain Covenants

        Set forth below are summaries of certain covenants that are contained in the Indenture.

Liens

        The Issuer will not, and will not permit any Guarantor to, directly or indirectly, create, incur or assume any Lien (except Permitted Liens) that secures obligations under any Indebtedness or any related guarantee, on any asset or property of the Issuer or any Guarantor unless:

          (1)   in the case of Liens securing Subordinated Indebtedness, the Notes and related Guarantees are secured by a Lien on such property or assets that is senior in priority to such Liens; or

          (2)   in all other cases, the Notes or the Guarantees are equally and ratably secured.

        The foregoing shall not apply to (a) Liens securing the Notes and the related Guarantees and (b) Liens securing other Indebtedness; provided that, after giving effect to the incurrence of such Indebtedness and any substantially concurrent retirement of any Indebtedness secured by Liens (other than Permitted Liens), the aggregate principal amount of all such Indebtedness secured by Liens pursuant to this subclause (b), together with all attributable debt outstanding pursuant to the second paragraph of the "—Limitation on Sale and Lease-Back Transactions" covenant described below, does not exceed 7.5% of the Issuer's Consolidated Total Assets.

        Any Lien created for the benefit of the Holders of the Notes pursuant to this covenant shall be deemed automatically and unconditionally released and discharged upon the release and discharge of the applicable Lien described in clauses (1) and (2) above without any further action on the part of the Holders.

Limitation on Sale and Lease-Back Transactions

        The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into any Sale and Lease-Back Transaction with another Person (other than with the Issuer or the Restricted Subsidiaries) unless:

          (1)   such Sale and Lease-Back Transaction was entered into prior to the Issue Date;

          (2)   such Sale and Lease-Back Transaction involves a lease for not more than three years (or which may be terminated by the Issuer or the applicable Restricted Subsidiary within a period of not more than three years);

          (3)   the Lien securing the Indebtedness with respect to such Sale and Lease-Back Transaction is a Permitted Lien; or

          (4)   the Issuer or the applicable Restricted Subsidiary applies an amount equal to the net proceeds from the sale of such property to the purchase of other property or assets used or useful in the business of the Issuer or its Restricted Subsidiaries or to the retirement of Indebtedness that is pari passu in right of payment with the Notes (including the Notes) within 365 days before or after the effective date of any such Sale and Lease-Back Transaction; provided that, in lieu of applying such amount to the retirement of pari passu Indebtedness, the Issuer may deliver Notes to the Trustee for cancellation, such Notes to be credited at the cost thereof to the Issuer.

        Notwithstanding the restrictions set forth in the preceding paragraph, the Issuer and its Restricted Subsidiaries may enter into any Sale and Lease-Back Transaction which would otherwise be subject to the foregoing restrictions if, after giving effect thereto, the aggregate amount of all attributable debt with respect to all such Sale and Lease-Back Transactions (not including attributable debt with respect to Sale and Lease-Back Transactions permitted under clauses (1) through (4) above), together with all Indebtedness secured by a Lien outstanding pursuant to the second paragraph of the "—Liens" covenant described above, does not exceed 7.5% of the Issuer's Consolidated Total Assets.

Merger, Consolidation or Sale of All or Substantially All Assets

        The Issuer may not consolidate or merge with or into or wind up into (whether or not such Person is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person unless:

          (1)   the Issuer is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or the Person to whom such sale, assignment, transfer, lease, conveyance or other disposition will have been made is organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Person, as the case may be, being herein called the "Successor Company");

          (2)   the Successor Company, if other than the Issuer, expressly assumes all the obligations of the Issuer under the Indenture and the Notes pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

          (3)   immediately after such transaction, no Default exists; and

          (4)   the Issuer shall have delivered to the Trustee an Officer's Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture and constitutes the legal, valid and binding obligation of the Issuer enforceable against it in accordance with its terms..

        The Successor Company will succeed to, and be substituted for, the Issuer under the Indenture, the Guarantees and the Notes, as applicable, and except in the case of a lease, the Issuer will automatically be released and discharged from its obligations under the Indenture and the Notes. Notwithstanding the foregoing:

          (1)   any Restricted Subsidiary may consolidate with, merge into or sell, assign, transfer, lease, convey or otherwise dispose of all or part of its properties and assets to the Issuer, or any Restricted Subsidiary; and

          (2)   the Issuer may merge with an Affiliate of the Issuer solely for the purpose of reorganizing the Issuer in a State of the United States, the District of Columbia or any territory thereof so long as the amount of Indebtedness of the Issuer and its Restricted Subsidiaries is not increased thereby.

        Subject to certain limitations described in the Indenture governing the release of a Guarantee upon the sale, disposition or transfer of a Guarantor, no Guarantor will, and the Issuer will not permit any such Guarantor to, consolidate or merge with or into or wind up into (whether or not the Issuer or such Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

          (a)   such Guarantor is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a Person organized or existing under the laws of the jurisdiction of organization of such Guarantor, as the case may be, or the laws of the United States, any State thereof, the District of Columbia, or any territory thereof (such Guarantor or such Person, as the case may be, being herein called the "Successor Person");

          (b)   the Successor Person, if other than such Guarantor, expressly assumes all the obligations of such Guarantor under the Indenture and such Guarantor's related Guarantee pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

          (c)   immediately after such transaction, no Default exists; and

          (d)   the Issuer shall have delivered to the Trustee an Officer's Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture and constitutes the legal, valid and binding obligation enforceable against it in accordance with its terms.

        The Successor Person will succeed to, and be substituted for, such Guarantor under the Indenture and such Guarantor's Guarantee and, except in the case of a lease, such Guarantor will automatically be released and discharged from its obligations under the Indenture and such Guarantor's Guarantee. Notwithstanding the foregoing, any Guarantor may merge into or transfer all or part of its properties and assets to another Guarantor or the Issuer.

Reports and Other Information

        Notwithstanding that the Issuer may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Indenture requires the Issuer to file with the SEC (and make available (without exhibits) without cost to (i) Holders of the Notes, upon their request, and (ii) the Trustee, within 15 days after it files them with the SEC, in each case, to the extent not publicly available on the SEC's EDGAR system or the Issuer's public website) from and after the Issue Date,

          (1)   within the time period then in effect under the rules and regulations of the Exchange Act with respect to the filing of a Form 10-K by a non-accelerated filer (plus any grace period provided by Rule 12b-25 under the Exchange Act), annual reports on Form 10-K, or any successor or comparable form, containing the information required to be contained therein, or required in such successor or comparable form; and

          (2)   within the time period then in effect under the rules and regulations of the Exchange Act with respect to the filing of a Form 10-Q by a non-accelerated filer (plus any grace period provided by Rule 12b-25 under the Exchange Act), for each of the first three fiscal quarters of each fiscal year, reports on Form 10-Q containing all quarterly information that would be required to be contained in Form 10-Q, or any successor or comparable form;

        in each case, in a manner that complies in all material respects with the requirements specified in such form; provided that the Issuer shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event the Issuer will post on its website within 15 days after the time the Issuer would be required to file such reports with the SEC, if it were subject to Sections 13 or 15(d) of the Exchange Act; and provided further, that that financial information required by Rule 3-10 or 3-16 (or any successor thereto) of Regulation S-X shall not be required and such reports shall not be required to comply with Sections 302, 906 and 404 of the Sarbanes-Oxley Act of 2002, as amended, or related items 307 and 308 of Regulation S-K, and the Issuer will not be required to provide financial statements in interactive data format using the eXtensible Business Reporting Language. In addition, to the extent not satisfied by the foregoing, the Issuer will agree that, for so long as any Notes are outstanding, it will furnish to Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act. Delivery of reports, information and documents to the Trustee pursuant to this covenant is for informational purposes only and its receipt of such reports shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including our compliance with any of our covenants under the Indenture or the Notes (as to which the trustee is entitled to rely exclusively on an Officer's Certificate). The Trustee shall not be obligated to monitor or confirm, on a continuing basis or otherwise, our compliance with the covenants or with respect to any reports or other documents filed with the SEC or the SEC's EDGAR system or any website under the Indenture, or participate in any conference calls.

Events of Default and Remedies

        The Indenture provides that each of the following is an Event of Default with respect to a particular series of Notes:

          (1)   default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on such series of Notes;

          (2)   default for 30 days or more in the payment when due of interest on or with respect to such series of Notes;

          (3)   the failure by the Issuer for 90 days after receipt of written notice given by the Trustee or the Holders of not less than 25% in principal amount of the Notes then outstanding to comply with any of its obligations in the covenant described under "—Certain Covenants—Reports and Other Information";

          (4)   failure by the Issuer or any Guarantor for 60 days after receipt of written notice given by the Trustee or the Holders of not less 25% in principal amount of the Notes then outstanding to comply with any of its other obligations, covenants or agreements (other than a default referred to in clauses (1), (2) and (3) above) contained in the Indenture or the Notes with respect to such series of Notes;

          (5)   default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Issuer, any Guarantor or any Significant Subsidiary or the payment of which is guaranteed by the Issuer or, any Guarantor or any Significant Subsidiary, other than Indebtedness owed to the Issuer or any of its Subsidiaries, whether such Indebtedness or guarantee now exists or is created after the issuance of the Notes, if both:

            (a)   such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity; and

            (b)   the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $200.0 million or more at any one time outstanding;

          (6)   certain events of bankruptcy or insolvency with respect to the Issuer or any Significant Subsidiary; or

          (7)   the Guarantee of any Significant Subsidiary shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of any Guarantor that is a Significant Subsidiary, as the case may be, denies that it has any further liability under its Guarantee or gives notice to such effect, other than by reason of the termination of the Indenture or the release of any such Guarantee in accordance with the Indenture.

        If any Event of Default (other than of a type specified in clause (6) above) occurs and is continuing under the Indenture with respect to a particular series of Notes, the Trustee or the Holders of at least 25% in principal amount of the then total outstanding Notes of such series, may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes of such series, to be due and payable immediately.

        Upon the effectiveness of such declaration, such principal and interest with respect to such series of Notes will be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising under clause (6) of the first paragraph of this section, all outstanding Notes will become due and payable without further action or notice. The Indenture provides that the Trustee may withhold from the Holders notice of any continuing Default, except a Default relating to the payment of principal, premium, if any, or interest, if it determines that withholding notice is in their interest. In addition, the Trustee shall have no obligation to accelerate the Notes if in the best judgment of the Trustee acceleration is not in the best interest of the Holders of the Notes.

        The Indenture provides that the Holders of a majority in aggregate principal amount of the then outstanding Notes of the applicable series by written notice to the Trustee may on behalf of the Holders of all of the Notes of the applicable series waive any existing Default and its consequences under the Indenture except a continuing Default in the payment of interest on, premium, if any, or the principal of any Note of the applicable series held by a non-consenting Holder and rescind any acceleration and its consequences with respect to the Notes. In the event of any Event of Default specified in clause (5) above, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 30 days after such Event of Default arose:

          (1)   the Indebtedness or guarantee that is the basis for such Event of Default has been discharged; or

          (2)   the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

          (3)   the default that is the basis for such Event of Default has been cured.

        Subject to the provisions of the Indenture relating to the duties of the Trustee thereunder, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders of the Notes unless the Holders have offered to the Trustee indemnity or security satisfactory to the Trustee against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of a Note may pursue any remedy with respect to the Indenture or the applicable series of Notes unless:

          (1)   such Holder has previously given the Trustee notice that an Event of Default is continuing with respect to such series of Notes;

          (2)   Holders of at least 25% in principal amount of the total outstanding applicable series of Notes have requested the Trustee to pursue the remedy;

          (3)   Holders of the applicable series of Notes have offered the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense;

          (4)   the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

          (5)   Holders of a majority in principal amount at maturity of the total outstanding Notes of the applicable series have not given the Trustee a direction inconsistent with such request within such 60-day period.

        Subject to certain restrictions, under the Indenture the Holders of a majority in principal amount of the total outstanding Notes of the applicable series are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Note of the applicable series or that would involve the Trustee in personal liability.

        The Indenture provides that the Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuer is required, within ten Business Days after becoming aware of any Default, to deliver to the Trustee a statement specifying such Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

        No director, officer, employee, incorporator or stockholder of the Issuer or any Guarantor shall have any liability for any obligations of the Issuer or the Guarantors under the Notes, the Guarantees or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

        The obligations of the Issuer and the Guarantors under the Indenture with respect to a series of Notes will terminate (other than certain obligations) and will be released upon payment in full of all of the Notes of such series. The Issuer may, at its option and at any time, elect to have all of its obligations discharged with respect to a series of Notes and have the Issuer's and each Guarantor's obligation discharged with respect to its related Guarantee ("Legal Defeasance") and cure all then existing Events of Default with respect to such series except for:

          (1)   the rights of Holders of Notes with respect to such series to receive payments in respect of the principal of, premium, if any, and interest on such series of Notes when such payments are due solely out of the trust created pursuant to the Indenture;

          (2)   the Issuer's obligations with respect to such series of Notes concerning issuing temporary Notes of such series, registration of such Notes of such series, mutilated, destroyed, lost or stolen

  Notes of such series and the maintenance of an office or agency for payment and money for security payments held in trust;

          (3)   the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer's obligations in connection therewith; and

          (4)   the Legal Defeasance provisions of the Indenture.

        In addition, the Issuer may, at its option and at any time, elect to have its obligations and those of each Guarantor released with respect to substantially all of the restrictive covenants in the Indenture with respect to a series of Notes ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default with respect to the Notes of such series. In the event Covenant Defeasance occurs with respect to a series of Notes, certain events (not including bankruptcy, receivership, rehabilitation and insolvency events pertaining to the Issuer) described under "Events of Default and Remedies" will no longer constitute an Event of Default with respect to such series of Notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance with respect to a series of Notes:

          (1)   the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of such series of Notes, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal amount of, premium, if any, and interest due on such series of Notes on the stated maturity date or on the redemption date, as the case may be, of such principal amount, premium, if any, or interest on such series of Notes and the Issuer must specify whether such series of Notes are being defeased to maturity or to a particular redemption date; provided, that in connection with any defeasance to a redemption date prior to August 15, 2021, in the case of the 2021 Notes, or June 15, 2026, in the case of the 2026 Notes, the amount deposited in respect of the Applicable Premium shall be sufficient for purpose of the Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the deposit, with any deficit on such redemption date (any such amount, the "Applicable Premium Deficit") only required to be deposited with the Trustee on or prior to the corresponding redemption date, and with any excess on such redemption date required to be returned to the Issuer by the Trustee. Any Applicable Premium Deficit shall be set forth in an Officer's Certificate delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption;

          (2)   in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions,

            (a)   the Issuer has received from, or there has been published by, the United States Internal Revenue Service a ruling, or

            (b)   since the issuance of such series of Notes, there has been a change in the applicable U.S. federal income tax law,

  in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the Holders of such series of Notes will not recognize income, gain or loss for U.S. federal income tax purposes, as applicable, as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

          (3)   in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders of such series of Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to such tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

          (4)   no Default (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness, and, in each case the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit with respect to such series of Notes;

          (5)   such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Senior Credit Facilities or any other material agreement or instrument (other than the Indenture) to which, the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith);

          (6)   the Issuer shall have delivered to the Trustee an Officer's Certificate stating that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or any Guarantor or others; and

          (7)   the Issuer shall have delivered to the Trustee an Officer's Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Satisfaction and Discharge

        The Indenture will be discharged and will cease to be of further effect as to a series of Notes, when either:

          (1)   all Notes of such series theretofore authenticated and delivered, except lost, stolen or destroyed Notes of such series which have been replaced or paid and Notes of such series for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

          (2)   (a) all Notes of such series not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption and redeemed within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders of the Notes of such series cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption; provided, that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purpose of the Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any Applicable Premium Deficit only required to be deposited with the Trustee on or prior to the redemption date, and with any excess on such redemption date required to be returned to the Issuer by the Trustee. Any Applicable

  Premium Deficit shall be set forth in an Officer's Certificate delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption;

          (b)   no Default (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) with respect to the Indenture as it relates to such series of Notes or the Notes of such series shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under the Senior Credit Facilities or any other material agreement or instrument governing Indebtedness (other than the Indenture) to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith);

          (c)   the Issuer has paid or caused to be paid all sums payable by it under the Indenture; and

          (d)   the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes of such series at maturity or the redemption date, as the case may be.

        In addition, the Issuer must deliver an Officer's Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Amendment, Supplement and Waiver

        Except as provided in the next two succeeding paragraphs, the Indenture, any Guarantee and the Notes of any series may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes of such series then outstanding, including consents obtained in connection with a purchase of, or tender offer or exchange offer for Notes of such series, and any existing Default or compliance with any provision of the Indenture or the Notes of such series issued thereunder may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes of such series, other than Notes of such series beneficially owned by the Issuer or its Affiliates (including consents obtained in connection with a purchase of or tender offer or exchange offer for the Notes of such series).

        The Indenture provides that, without the consent of each affected Holder of Notes, an amendment or waiver may not, with respect to any Notes of a series held by a non-consenting Holder:

          (1)   reduce the principal amount of such series of Notes whose Holders must consent to an amendment, supplement or waiver;

          (2)   reduce the principal amount of or change the fixed final maturity of any such Note or alter or waive the provisions with respect to the redemption of such Notes (other than provisions relating to the covenants described above under the caption "Repurchase of Notes upon a Change of Control Repurchase Event");

          (3)   reduce the rate of or change the time for payment of interest on any Note of such series;

          (4)   waive a Default in the payment of principal of or premium, if any, or interest on the Notes of such series, except a rescission of acceleration of the Notes of such series by the Holders of at least a majority in aggregate principal amount of the Notes of such series and a waiver of the payment default that resulted from such acceleration, or in respect of a covenant or provision contained in the Indenture or any Guarantee which cannot be amended or modified without the consent of all Holders;

          (5)   make any such Note payable in money other than that stated therein;

          (6)   make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of or premium, if any, or interest on the Notes of such series;

          (7)   make any change in these amendment and waiver provisions as it relates to such series of Notes;

          (8)   amend the contractual right expressly set forth in the Indenture of any Holder to receive payment of principal of, premium, if any, and interest on, such Holder's Notes on or after the due dates thereof or to institute suit for the enforcement of any such payment on or after such due dates;

          (9)   make any change to or modify the ranking of the Notes of such series that would adversely affect the Holders; or

          (10) except as expressly permitted by the Indenture, modify the Guarantees of any Significant Subsidiary in any manner adverse to the Holders of the Notes of such series.

        Notwithstanding the foregoing, the Issuer, any Guarantor (with respect to a Guarantee or the Indenture to which it is a party) and the Trustee may amend or supplement the Indenture and any Guarantee or the Notes without the consent of any Holder;

          (1)   to cure any ambiguity, omission, mistake, defect or inconsistency;

          (2)   to provide for uncertificated Notes of such series in addition to or in place of certificated Notes or to provide for the issuance of Additional Notes;

          (3)   to comply with the covenant relating to mergers, consolidations and sales of assets;

          (4)   to provide the assumption of the Issuer's or any Guarantor's obligations to the Holders;

          (5)   to secure the Notes or make any change that would provide any additional rights or benefits to the Holders or that does not materially adversely affect the legal rights under the Indenture of any such Holder;

          (6)   to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Issuer or any Guarantor;

          (7)   to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

          (8)   to evidence and provide for the acceptance and appointment under the Indenture of a successor Trustee thereunder pursuant to the requirements thereof;

          (9)   to provide for the issuance of exchange notes or private exchange notes, which are identical to exchange notes except that they are not freely transferable;

          (10) to add a Guarantor under the Indenture or release Guarantors from Guarantees as provided by the terms of the Indenture;

          (11) to conform the text of the Indenture, Guarantees or the Notes to any provision of the "Description of Notes" section of the Offering Memorandum to the extent that such provision in such "Description of Notes" section was intended to be a verbatim recitation of a provision of the Indenture, Guarantee or Notes as set forth in an Officer's Certificate; or

          (12) making any amendment to the provisions of the Indenture relating to the transfer and legending of Notes as permitted by the Indenture, including, without limitation to facilitate the issuance and administration of the Notes or comply with the procedures of any securities despoitary; provided, however, that (i) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer Notes.

        The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Notices

        Notices given by publication will be deemed given on the first date on which publication is made and notices given by first-class mail, postage prepaid, will be deemed given five calendar days after mailing.

Concerning the Trustee

        The Indenture contains certain limitations on the rights of the Trustee thereunder, should it become a creditor of the Issuer, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

        The Indenture provides that the Holders of a majority in principal amount of the outstanding Notes of a series will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care that a prudent person would use under the circumstances in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of the Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Governing Law

        The Indenture, the Notes and the Guarantees will be governed by and construed in accordance with the laws of the State of New York.

Certain Definitions

        Set forth below are certain defined terms used in the Indenture. For purposes of the Indenture, unless otherwise specifically indicated, the term "consolidated" with respect to any Person refers to such Person consolidated with the Issuer and its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

        "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

        "Applicable Premium" means:

          (1)   with respect to any 2021 Note on any redemption date, the excess, if any, of (i) the present value at such redemption date of (A) 100% of the aggregate principal amount of such 2021 Note on such redemption date, plus (B) all required interest payments due on such 2021 Note through August 15, 2021 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the applicable Treasury Rate as of such redemption date plus 20 basis points; over (ii) the principal amount of such 2021 Note; and

          (2)   with respect to any 2026 Note on any redemption date, the excess, if any, of (i) the present value at such redemption date of (A) 100% of the aggregate principal amount of such 2026 Note on such redemption date, plus (B) all required interest payments due on such 2026 Note through June 15, 2026 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the applicable Treasury Rate as of such redemption date plus 30 basis points; over (ii) the principal amount of such 2026 Note.

        The Issuer shall calculate the Applicable Premium.

        "Below Investment Grade Rating Event" means the occurrence of a Change of Control that is accompanied or followed by a downgrade of the Notes within the Ratings Decline Period by each of the Rating Agencies to a rating that is not an Investment Grade Rating. Notwithstanding anything to the contrary, no Change of Control Repurchase Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

        "Business Day" means each day which is not a Legal Holiday.

        "Capital Stock" means:

          (1)   in the case of a corporation, corporate stock;

          (2)   in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

          (3)   in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

          (4)   any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

        "Cash Equivalents" means:

          (1)   United States dollars;

          (2)   (a) Canadian dollars, Swiss Francs, Euro, British Pounds or any national currency of any participating member state of the EMU; or

            (b)   in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by them from time to time in the ordinary course of business;

          (3)   securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

          (4)   certificates of deposit, time deposits and dollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $500.0 million in the case of U.S. banks and $100.0 million (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks;

          (5)   repurchase obligations for underlying securities of the types described in clauses (3) and (4) entered into with any financial institution meeting the qualifications specified in clause (4) above;

          (6)   commercial paper rated at least P-1 by Moody's or at least A-1 by S&P and in each case maturing within 24 months after the date of creation thereof;

          (7)   marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody's or S&P, respectively (or, if at any time neither Moody's nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation thereof;

          (8)   investment funds investing 95% of their assets in securities of the types described in clauses (1) through (7) above and (9) through (11) below;

          (9)   readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody's or S&P with maturities of 24 months or less from the date of acquisition;

          (10) Indebtedness or preferred stock issued by Persons with a rating of "A' or higher from S&P or "A2" or higher from Moody's with maturities of 24 months or less from the date of acquisition; and

          (11) Investments with average maturities of 24 months or less from the date of acquisition in money market funds rated AAA– (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody's.

        Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above, provided that such amounts are converted into any currency listed in clauses (1) and (2) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

        "Change of Control" means the occurrence of any of the following:

          (1)   the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Issuer and its Subsidiaries, taken as a whole, to any Person;

          (2)   the Issuer becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act or any successor provision), in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase, of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of a majority or more of the total voting power of the Voting Stock of the Issuer; or

          (3)   the approval of any plan or proposal for the winding up or liquidation of the Issuer.

        For purposes of this definition, any direct or indirect holding company of the Issuer shall not itself be considered a "Person" or "group" for purposes of clause (2) above; provided that no "Person" or "group" beneficially owns, directly or indirectly, more than a majority of the total voting power of the Voting Stock of such holding company.

        "Change of Control Repurchase Event" means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

        "Consolidated Total Assets" means, as of any date of determination, the total assets of the Issuer and its Restricted Subsidiaries on a consolidated basis as shown on or reflected in the Issuer's most recent internal consolidated balance sheet (including, without duplication, the notes related thereto) prepared in accordance with GAAP, provided that Consolidated Total Assets shall be calculated after giving pro forma effect to any investments, acquisitions or dispositions occurring subsequent to the date of such balance sheet, as well as any such transaction giving rise to the need to calculate Consolidated Total Assets.

        "Contingent Obligations" means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

          (1)   to purchase any such primary obligation or any property constituting direct or indirect security therefor,

          (2)   to advance or supply funds:

            (a)   for the purchase or payment of any such primary obligation, or

            (b)   to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

          (3)   to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

        "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

        "EMU" means economic and monetary union as contemplated in the Treaty on European Union.

        "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

        "euro" means the single currency of participating member states of the EMU.

        "Event of Default" has the meaning set forth under "Events of Default and Remedies."

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

        "Foreign Subsidiary" means any Restricted Subsidiary that is not a Guarantor and that is not organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof and any Restricted Subsidiary of such Foreign Subsidiary.

        "GAAP" means generally accepted accounting principles in the United States which are in effect on the Issue Date.

        "Government Securities" means securities that are:

          (1)   direct obligations of, or obligations guaranteed by, the United States of America for the timely payment of which its full faith and credit is pledged; or

          (2)   obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

        "guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

        "Guarantee" means the guarantee by any Guarantor of the Issuer's Obligations under the Indenture.

        "Guarantor" means, each Restricted Subsidiary that Guarantees the Notes in accordance with the terms of the Indenture.

        "Hedging Obligations" means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate or currency risks either generally or under specific contingencies.

        "Holder" means the Person in whose name a Note is registered on the registrar's books.

        "Indebtedness" means, with respect to any Person, indebtedness of such Person for borrowed money, if and to the extent any such indebtedness would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (a) Contingent Obligations incurred in the ordinary course of business or (b) obligations under or in respect of Receivables Facilities.

        "Investment Grade Rating" means a rating equal to or higher than Baa3 (or the equivalent) by Moody's and BBB– (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency, without regard to outlook.

        "Issue Date" means September 19, 2016.

        "Issuer" has the meaning set forth in the first paragraph under "General".

        "Legal Holiday" means a Saturday, a Sunday or a day on which commercial banking institutions or the place of payment are not required to be open in the State of New York.

        "Lien" means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

        "Moody's" means Moody's Investors Service, Inc. and any successor to its rating agency business.

        "Obligations" means any principal (including any accretion), interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker's acceptances), damages and other liabilities, and guarantees of payment of such principal (including any accretion), interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

        "Offering Memorandum" means the offering memorandum, dated September 14, 2016, relating to the sale of the Old Notes.

        "Officer" means the Chief Executive Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer, Assistant Treasurer, the Secretary or the Assistant Secretaries of the Issuer.

        "Officer's Certificate" means a certificate signed on behalf of the Issuer by an Officer of the Issuer, who must be the principal executive officer, the principal financial officer, the treasurer, the principal accounting officer or Secretary of the Issuer, which meets the requirements set forth in the Indenture.

        "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer or the Trustee.

        "Permitted Liens" means, with respect to any Person:

          (1)   pledges, deposits or security by such Person under workmen's compensation laws, unemployment insurance, employers' health tax, and other social security laws or similar legislation or other insurance related obligations (including, but not limited to, in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto) or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety, stay, customs or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, performance and return of money bonds and other similar obligations (including letters of credit issued in lieu of any such bonds or to support the issuance thereof and including those to secure health, safety and environmental obligations), in each case incurred in the ordinary course of business;

          (2)   Liens imposed by law or regulation, such as carriers', warehousemen's and mechanics' Liens, in each case for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

          (3)   Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

          (4)   Liens in favor of issuers of performance, surety bonds or bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

          (5)   minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental, to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

          (6)   Liens securing Indebtedness incurred to finance the construction, acquisition (including acquisition through merger or consolidation), purchase or lease of, or repairs, improvements or additions to any property, plant or equipment of the Issuer or its Restricted Subsidiaries; provided, however, that the Lien shall not extend to any other property owned by the Issuer or any of its Restricted Subsidiaries at the time the Lien is incurred (other than property affixed or appurtenant thereto), and the Indebtedness (other than any interest thereon) secured by the Lien shall not be incurred more than 18 months after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

          (7)   Liens existing on the Issue Date;

          (8)   Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary;

          (9)   Liens on property at the time the Issuer or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Issuer or any of its Restricted Subsidiaries; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition, merger or consolidation;

          (10) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary;

          (11) Liens securing Hedging Obligations so long as, in the case of Hedging Obligations related to interest, the related Indebtedness is secured by a Lien on the same property securing such Hedging Obligations;

          (12) Liens on specific items of inventory of other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances or trade letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

          (13) leases, subleases, licenses or sublicenses (including of intellectual property) granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries and do not secure any Indebtedness;

          (14) Liens arising from Uniform Commercial Code (or equivalent statute) financing statement filings regarding operating leases entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business;

          (15) Liens in favor of the Issuer or any Guarantor;

          (16) Liens on equipment of the Issuer or any of its Restricted Subsidiaries granted in the ordinary course of business;

          (17) Liens on accounts receivable and related assets incurred in connection with a Receivables Facility;

          (18) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clause (b) of the second paragraph under "—Certain Covenants—Liens" and in the foregoing clauses (7), (8), (9) and (17); provided, however, that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (7), (8), (9) and (17) at the time the original Lien became a Permitted Lien under the Indenture, and (ii) an amount necessary to pay any fees and expenses, including premiums, and accrued and unpaid interest related to such refinancing, refunding, extension, renewal or replacement;

          (19) deposits made in the ordinary course of business to secure liability to insurance carriers;

          (20) Liens on property or assets incurred in connection with any transaction permitted under the first paragraph of "Certain Covenants—Limitation on Sale and Lease-back Transactions";

          (21) Liens securing judgments for the payment of money so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

          (22) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

          (23) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code or any comparable or successor provision on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (iii) in favor of banking or other financial institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

          (24) Liens deemed to exist in connection with investments in repurchase agreements; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

          (25) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

          (26) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Issuer or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Issuer and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Issuer or any of its Restricted Subsidiaries in the ordinary course of business;

          (27) Liens on the Equity Interests of Unrestricted Subsidiaries that secure Indebtedness of such Unrestricted Subsidiaries;

          (28) any encumbrance or restriction (including put and call arrangements) with respect to capital stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement; and

          (29) Liens on property or assets used to defease or to irrevocably satisfy and discharge Indebtedness; provided that such defeasance or satisfaction and discharge is not prohibited by the Indenture.

        For purposes of this definition, the term "Indebtedness" shall be deemed to include interest on and the costs in respect of such Indebtedness.

        "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

        "Rating Agencies" means Moody's and S&P or if Moody's or S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuer which shall be substituted for Moody's or S&P or both, as the case may be.

        "Ratings Decline Period" means the period commencing on the earlier of (a) the first public notice of the occurrence of a Change of Control or (b) the public announcement by the Issuer of its intention to effect a Change of Control, and ending 60 days following consummation of such Change of Control (which period shall be extended so long as the rating of the applicable series of Notes is under publicly announced consideration for a possible rating downgrade by any of the Rating Agencies on such 60th day, such extension to last with respect to each such Rating Agency until the date on which such Rating Agency considering such possible downgrade either (x) rates the applicable series of Notes below Investment Grade or (y) publicly announces that it is no longer considering such Notes for possible downgrade, provided that no such extension shall occur if on such 60th day the applicable series of Notes is rated Investment Grade by at least one of such Rating Agencies in question and is not subject to review for possible downgrade by such Rating Agency).

        "Receivables Facility" means any of one or more receivables financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the Obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Issuer or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) pursuant to which the Issuer or any of its Restricted Subsidiaries sells its accounts receivable to either (a) a Person that is not a Restricted Subsidiary or (b) a Receivables Subsidiary that in turn sells its accounts receivable to a Person that is not a Restricted Subsidiary.

        "Receivables Subsidiary" means any Subsidiary formed for the purpose of, and that solely engages only in one or more Receivables Facilities and other activities reasonably related thereto.

        "Restricted Subsidiary" means, at any time, each direct and indirect Subsidiary of the Issuer (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of "Restricted Subsidiary."

        "S&P" means Standard & Poor's, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

        "Sale and Lease-Back Transaction" means any arrangement providing for the leasing by the Issuer or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred for value by the Issuer or such Restricted Subsidiary to a third Person in contemplation of such leasing.

        "SEC" means the U.S. Securities and Exchange Commission.

        "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

        "Senior Credit Facilities" means the credit facility under the credit agreement dated as of October 11, 2013 by and among the Issuer, the Guarantors, the lenders party thereto in their capacities as lenders thereunder and Bank of America, N.A., as Administrative Agent, as amended or supplemented from time to time.

        "Significant Subsidiary" means any Restricted Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02(w)(1) or (2) of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

        "Subordinated Indebtedness" means:

          (1)   any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the Notes, and

          (2)   any Indebtedness of any Guarantor which is by its terms subordinated in right of payment to the Guarantee of such entity of the Notes.

        "Subsidiary" means, with respect to any Person:

          (1)   any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; and

          (2)   any partnership, joint venture, limited liability company or similar entity of which

            (x)   more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

            (y)   such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

        "Treasury Rate" means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such statistical release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to August 15, 2021 (in the case of 2021 Notes) or June 15, 2026 (in the case of 2026 Notes); provided, however, that if the period from the redemption date to August 15, 2021 (in the case of 2021 Notes) or June 15, 2026 (in the case of 2026 Notes) is less than one year, the weekly average yield on actively traded United States Treasury securities adjusted to a constant maturity of one year will be used.

        "Trust Indenture Act" means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb).

        "Unrestricted Subsidiary" means:

          (1)   any Subsidiary of the Issuer which at the time of determination is an Unrestricted Subsidiary (as designated by the Issuer, as provided below); and

          (2)   any Subsidiary of an Unrestricted Subsidiary.

        The Issuer may designate any Subsidiary of the Issuer (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Issuer or any Subsidiary of the Issuer (other than solely any Subsidiary of the Subsidiary to be so designated); provided that:

          (1)   any Unrestricted Subsidiary must be an entity of which the Equity Interests entitled to cast at least a majority of the votes that may be cast by all Equity Interests having ordinary voting power for the election of directors or Persons performing a similar function are owned, directly or indirectly, by the Issuer; and

          (2)   each of:

            (a)   the Subsidiary to be so designated; and

            (b)   its Subsidiaries

has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or any Restricted Subsidiary.

        Any such designation by the Issuer shall be notified by the Issuer to the Trustee by promptly delivering to the Trustee a copy of the resolution of the board of directors of the Issuer or any committee thereof giving effect to such designation and an Officer's Certificate certifying that such designation complied with the foregoing provisions.

        "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

BOOK-ENTRY, DELIVERY AND FORM

General

        The new notes will be represented by one or more global notes in registered form without interest coupons attached (the "Global Notes"). The Global Notes will be deposited with a custodian for DTC, and registered in the name of Cede & Co., as nominee of DTC.

        Ownership of interests in the Global Notes (the "Book-Entry Interests") will be limited to persons who have accounts with DTC, or persons who hold interests through such participants. DTC will hold interests in the Global Notes on behalf of its participants through customers' securities accounts in their respective names on the books of their respective depositaries. Except under the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of certificated Notes.

        Book-Entry Interests will be shown on, and transfers thereof will be done only through, records maintained in book-entry form by DTC and its participants. The laws of some jurisdictions, including certain states of the United States, may require that certain purchasers of securities take physical delivery of such securities in definitive form. The foregoing limitations may impair your ability to own, transfer or pledge Book-Entry Interests. In addition, while the Notes are in global form, holders of Book-Entry Interests are not considered the owners or "holders" of Notes for any purpose.

        So long as the Notes are held in global form, DTC (or its nominee) will be considered the sole holders of Global Notes for all purposes under the Indenture. In addition, participants in DTC must rely on the procedures of DTC and indirect participants must rely on the procedures of DTC and the participants through which they own Book-Entry Interests, to transfer their interests or to exercise any rights of holders under the Indenture.

        Neither the Issuer nor the Trustee for the new notes has any responsibility or liability for any aspect of the records relating to the Book-Entry Interests.

Redemption of the Global Notes

        In the event any Global Note (or any portion thereof) is redeemed, DTC (or its nominee) will redeem an equal amount of the Book-Entry Interests in such Global Note from the amount received by it in respect of the redemption of such Global Note. The redemption price payable in connection with the redemption of such Book-Entry Interests will be equal to the amount received by DTC in connection with the redemption of such Global Note (or any portion thereof). The Issuer understands that, under existing practices of DTC, if fewer than all of a series of Notes are to be redeemed at any time, DTC will credit its participants' accounts on a proportionate basis (with adjustments to prevent fractions) or by lot or on such other basis as it deems fair and appropriate; provided, however, that no Book-Entry Interest of $2,000 principal amount or less may be redeemed in part.

Payments on Global Notes

        The Issuer will make payments of any amounts owing in respect of the Global Notes (including principal, premium, if any, and interest and all other amounts payable) to DTC or its nominee, which will distribute such payments to participants in accordance with its procedures. The Issuer will make payments of all such amounts without deduction or withholding for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature except as may be required by law. The Issuer expects that standing customer instructions and customary practices will govern payments by participants to owners of Book-Entry Interests held through such participants.

        Under the terms of the Indenture, the Issuer and the Trustee will treat the registered holders of the Global Notes (i.e., DTC (or its nominee)) as the owners thereof for the purpose of receiving payments and for all other purposes. None of the Issuer, the Trustee or any of their respective agents has or will have any responsibility or liability for:

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  any aspect of the records of DTC or any participant or indirect participant relating to payments made on account of a Book-Entry Interest or for maintaining, supervising or reviewing the records of DTC, or any participant or indirect participant relating to or payments made on account of a Book-Entry Interest; or

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  DTC or any participant or indirect participant.

        Payments by participants to owners of Book-Entry Interests held through participants are the responsibility of such participants.

Currency of Payment for the Global Notes

        Except as may otherwise be agreed between DTC and any holder, the principal of, premium, if any, and interest on, and all other amounts payable in respect of, the Global Notes will be paid to holders of interests in such Notes through DTC in U.S. dollars.

        Payments will be subject in all cases to any fiscal or other laws and regulations (including any regulations of the applicable clearing system) applicable thereto. None of the Issuer, the Trustee or any of their respective agents will be liable to any holder of a Global Note or any other person for any commissions, costs, losses or expenses in relation to or resulting from any currency conversion or rounding effected in connection with any such payment.

Action By Owners of Book-Entry Interests

        DTC has advised the Issuer that it will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose account the Book-Entry Interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of Notes as to which such participant or participants have or have given such direction. DTC will not exercise any discretion in the granting of consents, waivers or the taking of any other action in respect of the Global Notes. However, if there is an event of default under the Notes, DTC reserves the right to exchange the Global Notes for definitive registered Notes in certificated form (the "Definitive Registered Notes"), and to distribute Definitive Registered Notes to its participants.

Transfers

        Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which rules and procedures may change from time to time.

        Any Book-Entry Interest in one of the Global Notes that is transferred to a person who takes delivery in the form of a Book-Entry Interest in any other Global Note of the same series will, upon transfer, cease to be a Book-Entry Interest in the first-mentioned Global Note and become a Book-Entry Interest in such other Global Note, and accordingly will thereafter be subject to all transfer restrictions, if any, and other procedures applicable to Book-Entry Interests in such other Global Note for as long as it remains such a Book-Entry Interest.

Definitive Registered Notes

        Under the terms of the Indenture, owners of the Book-Entry Interests will receive Definitive Registered Notes:

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  if DTC notifies the Issuer that it is unwilling or unable to continue as depositary for the Global Note, or DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in either case, a qualified successor depositary is not appointed by the Issuer within 90 days;

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  if an event of default under the applicable indenture occurred or is continuing and the owner of a Book-Entry Interest requests such exchange in writing delivered through DTC.

        In the case of the issuance of Definitive Registered Notes, the holder of a Definitive Registered Note may transfer such Note by surrendering it to the registrar. In the event of a partial transfer or a partial redemption of a holding of Definitive Registered Notes represented by one Definitive Registered Note, a Definitive Registered Note shall be issued to the transferee in respect of the part transferred, and a new Definitive Registered Note in respect of the balance of the holding not transferred or redeemed shall be issued to the transferor or the holder, as applicable; provided that no Definitive Registered Note in a denomination less than $2,000 shall be issued. The Issuer will bear the cost of preparing, printing, packaging and delivering the Definitive Registered Notes.

        The Issuer shall not be required to register the transfer or exchange of Definitive Registered Notes for a period of 15 calendar days preceding (a) the record date for any payment of interest on the applicable series of Notes, (b) any date fixed for redemption of the applicable series of Notes or (c) the date fixed for selection of the series of Notes to be redeemed in part. Also, the Issuer is not required to register the transfer or exchange of any Notes selected for redemption. In the event of the transfer of any Definitive Registered Note, the transfer agent may require a holder, among other things, to furnish appropriate endorsements and transfer documents as described in the applicable indenture. The Issuer may require a holder to pay any taxes and fees required by law and permitted by the applicable indenture and the applicable series of Notes.

        If Definitive Registered Notes are issued and a holder thereof claims that such Definitive Registered Notes have been lost, destroyed or wrongfully taken or if such Definitive Registered Notes are mutilated and are surrendered to the registrar or at the office of a transfer agent, the Issuer shall issue and the Trustee shall authenticate a replacement Definitive Registered Note if the Trustee's and the Issuer's requirements are met. The Trustee or the Issuer may require a holder requesting replacement of a Definitive Registered Note to furnish an indemnity bond sufficient in the judgment of both the Trustee and the Issuer to protect the Issuer, the Trustee or the paying agent appointed pursuant to the applicable indenture from any loss which any of them may suffer if a Definitive Registered Note is replaced. The Issuer may charge for its expenses in replacing a Definitive Registered Note.

        In case any such mutilated, destroyed, lost or stolen Definitive Registered Note has become or is about to become due and payable, or is about to be redeemed or purchased by the Issuer pursuant to the provisions of the indenture, the Issuer in its discretion may, instead of issuing a new Definitive Registered Note, pay, redeem or purchase such Definitive Registered Note, as the case may be.

        Definitive Registered Notes may be transferred and exchanged for Book-Entry Interests in a Global Note only in accordance with the applicable indenture.

Information Concerning DTC

        The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to changes by DTC. We take no responsibility for these operations and procedures and urge investors to contact DTC or its participants directly to discuss these matters.

        The Issuer understands as follows with respect to DTC:

        DTC is:

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  a limited purpose trust company organized under the New York Banking Law;

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  a "banking organization" under New York Banking Law;

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  a member of the Federal Reserve System;

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  "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

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  a "clearing agency" registered under Section 17A of the Exchange Act.

        DTC was created to hold securities for its participants and to facilitate the clearance and settlement of transactions among its participants. It does this through electronic book-entry changes in the accounts of securities participants, eliminating the need for physical movement of securities certificates. DTC participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC's owners are the New York Stock Exchange, Inc., NYSE MKT LLC, the Financial Industry Regulatory Authority, Inc. and a number of DTC's direct participants. Others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a direct participant also have access to the DTC system and are known as indirect participants.

        Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants and certain banks, the ability of an owner of a beneficial interest to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be limited by the lack of a definitive certificate for that interest. The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests to such persons may be limited. In addition, owners of beneficial interests through the DTC system will receive distributions attributable to the Global Notes only through DTC participants.

Global Clearance and Settlement Under the Book-Entry System

        The Notes are expected to trade in DTC's Same-Day Funds Settlement System and any permitted secondary market trading activity in the Notes will, therefore, be required by DTC to be settled in immediately available funds. The Issuer expects that secondary trading in any certificated Notes will also be settled in immediately available funds. Cross-market transfers of Book-Entry Interests in the Notes between the participants in DTC will be done through DTC in accordance with DTC's rules.

        Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants in DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of the Issuer, the Trustee, the registrar, any transfer agent or any paying agent will have any responsibility for the performance by DTC or its participants or indirect participants, of their respective obligations under the rules and procedures governing their operations.

Initial Settlement

        Initial settlement for the Notes will be made in dollars. Book-Entry Interests owned through DTC accounts will follow the settlement procedures applicable to conventional Eurobonds in registered form. Book-Entry Interests will be credited to the securities custody accounts of DTC, holders on the business day following the settlement date against payment for value on the settlement date.

Secondary Market Trading

        The Book-Entry Interests will trade through participants of DTC and will settle in same day funds. Since the purchase determines the place of delivery, it is important to establish at the time of trading of any Book-Entry Interests where both the purchaser's and the seller's accounts are located to ensure that settlement can be made on the desired value date.

 REGISTRATION RIGHTS

        We have filed the registration statement (the "exchange offer registration statement") of which this prospectus forms a part and are conducting the exchange offer in accordance with our obligations under the registration rights agreement entered into between us and the initial purchasers of the old notes. Holders of the new notes will not be entitled to any registration rights with respect to the new notes.

        Pursuant to the registration rights agreement, we agreed, at our own cost, for the benefit of the holders of old notes, to use commercially reasonable efforts to file this exchange offer registration statement with respect to an offer to exchange each series of old notes for new notes with the same aggregate principal amount and terms substantially identical in all material respects to the applicable series of old notes (except for the provisions relating to the transfer restrictions and payment of additional interest); to cause the exchange offer registration statement to be declared effective by the SEC under the Securities Act; and to consummate the exchange offer not later than the 365th day following the closing of the offering of old notes (the "Exchange Date").

        In the event that this exchange offer is not consummated with respect to either series on or prior to the Exchange Date, we will, subject to certain conditions, at our own cost,

          (1)   file a shelf registration statement with the SEC with respect to a series covering resales of such series of the old notes or the new notes, as the case may be;

          (2)   thereafter use commercially reasonable efforts to cause such shelf registration statement to be declared effective under the Securities Act; and

          (3)   use commercially reasonable efforts to keep the shelf registration statement continuously effective until the second anniversary of the date of issuance of the old notes of such series or such shorter period that will terminate when all notes covered thereby are disposed of in accordance therewith or cease to be outstanding.

        We will, in the event a shelf registration statement with respect to a series is filed, among other things, provide to each holder for whom such shelf registration statement was filed copies of the prospectus which is a part of the shelf registration statement, notify each such holder when the shelf registration statement has become effective and take certain other actions as are required to permit unrestricted resales of the old notes or the new notes, as the case may be. A holder selling such old notes or new notes pursuant to the shelf registration statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales. We may require each holder of old notes or new notes to be sold pursuant to the shelf registration statement to furnish to us such information regarding the holder and the distribution of the old notes or new notes by the holder as we may from time to time reasonably require for inclusion in the shelf registration statement, and we may exclude from such registration the old notes or new notes of any holder that fails to furnish us with such information within a reasonable amount of time after receiving such request.

        If neither (1) the exchange offer with respect to a series of old notes has been consummated on or prior to the Exchange Date nor (2) a shelf registration statement covering resales of such series of old notes has been filed and been declared or otherwise become effective on or prior to the Exchange Date (together, a "registration default"), then additional interest will accrue on the aggregate principal amount of such series of old notes as to which the registration default pertains from and including the date on which such registration default has occurred to but excluding the date on which such registration default has been cured with respect to the applicable series of notes. Additional interest will accrue at a rate of 0.25% for the first 90 day period after such date and thereafter it will be increased by an additional 0.25% for each subsequent 90 day period that elapses, provided that the aggregate increase in such annual interest rate may in no event exceed 0.50% per annum over the applicable rate of such series of old notes, i.e. 2.300% and 3.400% in respect of the old 2021 Notes and the old 2026 Notes, respectively. We will pay such additional interest on regular interest payment dates. Such additional interest will be in addition to any other interest payable from time to time with respect to the applicable series of the old notes and the new notes.

 U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following discussion is a summary of U.S. federal income tax considerations generally applicable to the exchange of old notes for new notes pursuant to the exchange offer, as of the date hereof. This discussion does not address specific tax considerations that may be relevant to particular persons in light of their individual circumstances (including, for example, entities treated as partnerships for U.S. federal income tax purposes or partners or members therein, banks or other financial institutions, broker-dealers, insurance companies, regulated investment companies, tax-exempt entities, common trust funds, controlled foreign corporations, dealers in securities or currencies, and persons in special situations, such as those who hold notes as part of a straddle, synthetic security, conversion transaction, or other integrated investment comprising notes and one or more other investments). In addition, this discussion does not describe any tax considerations arising under U.S. federal gift, estate or other tax laws, or under the tax laws of any state, local or foreign jurisdiction. This discussion is based upon the Internal Revenue Code of 1986, as amended, the Treasury Department regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly with retroactive effect. Each holder is urged to consult its tax advisor regarding the U.S. federal, state, local and non-U.S. income and other tax considerations relating to the exchange of old notes for new notes and relating to the acquisition, ownership and disposition of the new notes.

        The exchange of an old note for a new note pursuant to the exchange offer will not constitute a "significant modification" of the old note for U.S. federal income tax purposes and, accordingly, the new note received by a holder will be treated as a continuation of the old note in the hands of such holder. As a result, there will be no U.S. federal income tax consequences to a holder who exchanges an old note for a new note pursuant to the exchange offer and any such holder will have the same adjusted tax basis and holding period in the new note as it had in the old note immediately before the exchange. A holder who does not exchange its old notes for new notes pursuant to the exchange offer will not recognize any gain or loss, for U.S. federal income tax purposes, upon consummation of the exchange offer.

 PLAN OF DISTRIBUTION

        Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market making activities or other trading activities. We have agreed that, for a period of 90 days after the completion of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. During this period, we will send copies of this prospectus, as amended or supplemented, to those broker-dealers that check the box on the letter of transmittal accompanying this prospectus requesting additional copies of this prospectus.

        We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account as a result of market-making or other trading activities pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of new notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period of 90 days after the expiration date, we will send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers or transfer taxes, if any, and will indemnify the holders of the old notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

        Certain matters with respect to the validity of the new notes will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

EXPERTS

        The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Form 10-K for the year ended December 31, 2016 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

 WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains a website at www.sec.gov that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC, including the Issuer. These reports, proxy statements and other information can also be read through the investor relations section of our website at http://investor.activision.com. Information on our website does not constitute part of this prospectus and should not be relied upon in connection with making any investment decision with respect to our securities.

        We incorporate by reference into this prospectus the documents listed below, and any future documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act:

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  our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 (as filed with the SEC on February 28, 2017);

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  our Current Reports on Form 8-K, filed on February 6, 2017 and February 9, 2017 (Item 8.01 only); and

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  the portions of our Definitive Proxy Statement on Schedule 14A, filed April 21, 2017, that are incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

        Information furnished under Items 2.02 or 7.01 in any future current report on Form 8-K that we file with the SEC (or corresponding information furnished under Item 9.01 or included as an exhibit), unless otherwise specified in such report, is not incorporated by reference in this prospectus, nor are there any other documents or information that is deemed to have been "furnished" and not "filed" with the SEC.

        Except as provided above, no other information, including information on our website, is incorporated by reference in this prospectus.

        We will provide to each person to whom a prospectus is delivered, upon written or oral request and without charge, a copy of the document(s) referred to above that we have incorporated by reference into this prospectus. You can request copies of such document(s) if you write or call us at the following address or telephone number: Investor Relations, Activision Blizzard, Inc., 3100 Ocean Park Boulevard, Santa Monica, CA, 90405, (310) 255-3000, or you may visit the investor relations section of our website at http://investor.activision.com for copies of any such document.